Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

PILGRIM’S PRIDE CORPORATION,

PROTEIN ACQUISITION CORPORATION

and

GOLD KIST INC.

Dated as of December 3, 2006

-i-

-ii-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 3, 2006, is made by and among Pilgrim’s Pride Corporation, a Delaware corporation (“Parent”), Protein Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Gold Kist Inc., a Delaware corporation (the “Company”). Capitalized terms used in this Agreement and not otherwise defined shall have the meaning given to such terms in Section 9.3.

WHEREAS, Merger Sub has previously commenced a tender offer (the “Pending Offer”) to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share of the Company, including the associated Series A Junior Participating Preferred Stock Purchase Rights (collectively, the “Company Common Stock”) for a price of $20.00 per share of Company Common Stock, subject to any required withholding of Taxes, net to the seller in cash, subject to certain terms and conditions;

WHEREAS, after negotiations between representatives of the parties, Merger Sub has agreed to amend the Pending Offer to provide for the purchase of all of the issued and outstanding shares of Company Common Stock (as the Pending Offer is so amended, the “Offer”) at a price of $21.00 per share of Company Common Stock (such amount or any greater amount per share of Company Common Stock paid pursuant to the Offer, the “Offer Price”), subject to any required withholding of Taxes, net to the seller in cash, and on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company has, on the terms and subject to the conditions set forth herein, unanimously approved the Offer and this Agreement, and is recommending that the Company’s stockholders accept the Offer, tender their shares of Company Common Stock to Merger Sub and approve this Agreement;

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

1.1    The Offer.

(a)    Provided that this Agreement shall not have been terminated in accordance with Section 8.1, as promptly as practicable following the date hereof and in any event within five (5) Business Days following the date of this Agreement (or such other later date as the parties may mutually agree in writing), Parent and Merger Sub (i) shall amend the Offer to reflect the execution of this Agreement and the terms hereof, (ii) shall file an amendment to their Schedule TO, which amendment shall include an amended offer to purchase, form of transmittal letter, form of notice of guaranteed delivery and all other necessary documents and exhibits with the Securities and Exchange Commission (the “SEC”) and make all deliveries, filings, publications, mailings and telephonic notices required to be made in connection with the Offer under the federal securities Laws, including Regulations 14D and 14E of the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”) (such documents filed or required to be filed with the SEC and such other filings, deliveries, mailings and notices, collectively and together with any amendments, exhibits or supplements thereto, the “Offer Documents”) and (iii) shall use their reasonable best efforts to consummate the Offer. If the Offer is consummated, Parent will cause Merger Sub to accept for payment and pay for any shares of Company Common Stock tendered pursuant to the Offer, subject only to the conditions that (i) there shall be validly tendered and not withdrawn prior to the expiration of the Offer such number of shares of Company Common Stock that, when added to the shares of Company Common Stock already owned by Parent, Merger Sub and their Subsidiaries, would constitute at least a majority of the shares of Company Common Stock outstanding determined on a Fully Diluted Basis immediately prior to the date of expiration of the Offer (the “Minimum Condition”) and (ii) the other conditions set forth in Annex I hereto (collectively with the Minimum Condition, the “Tender Offer Conditions”) have been satisfied or waived in writing by Parent.

(b)    Without the prior written consent of the Company, Parent and Merger Sub shall not decrease the Offer Price or change the form of consideration payable in the Offer, decrease the number of shares of Company Common Stock sought to be purchased in the Offer, impose additional conditions to the Offer or amend any other term of the Offer in a manner that is materially adverse to the holders of shares of Company Common Stock, except as provided in this Agreement. The initial expiration date of the Offer shall be December 27, 2006 (the “Expiration Date,” unless the period of time for which the Offer is open shall be extended in accordance with the immediately following sentence, in which event the term “Expiration Date” shall mean the latest time and date as the Offer, as so extended, may expire); provided, however, that Parent and Merger Sub may provide for a subsequent offering period after the Expiration Date, in accordance with Rule 14d-11 under the Exchange Act (including the obligations that Merger Sub immediately accept and promptly pay for all shares of Company Common Stock tendered during the initial offering period and immediately accept and promptly pay for any shares of Company Common Stock tendered during such subsequent offering period). Notwithstanding the foregoing,

(i)    Parent and Merger Sub may, without the consent of the Company, from time to time, in their sole discretion, extend the Expiration Date for such period (not to exceed ten (10) Business Days on any single occasion) as Parent and Merger Sub may determine, to a date that is no later than March 31, 2007 (A) if immediately prior to the Expiration Date any of the Tender Offer Conditions are not satisfied or waived by Parent, or (B) if immediately prior to the Expiration Date, the Minimum Condition is satisfied but the number of shares of Company Common Stock that have been validly tendered (and not withdrawn) pursuant to the Offer is less than 90% of the number of shares of Company Common Stock outstanding determined on a Fully Diluted Basis;

(ii)    if any of the Tender Offer Conditions (other than the Minimum Condition) is not satisfied on any scheduled Expiration Date, then, if requested by the Company, Parent and Merger Sub shall extend the Expiration Date one or more times (the period of each such extension to be determined by Merger Sub) for up to fifteen (15) Business Days in the aggregate for all such extensions), provided, that at the time of such extension any such condition is reasonably capable of being satisfied and the Company has not received an Acquisition Proposal that has not been withdrawn;

(iii)    if (A) the Company has not received an Acquisition Proposal that has not been withdrawn, (B) the failure to achieve the Minimum Condition is not a result of the Company having failed to comply in any material respect with any of its covenants and agreements contained in this Agreement and (C) the Tender Offer Conditions (other than the Minimum Condition) have been satisfied or, if not then satisfied, either (1) are reasonably capable of being satisfied within five Business Days or (2) are unsatisfied (or not reasonably capable of being satisfied) as a result of a breach of this Agreement by Parent or Merger Sub, then, if at any scheduled Expiration Date, the Minimum Condition shall not have been satisfied, at the request of the Company, Parent and Merger Sub shall extend the Expiration Date one or more times for such period (not to exceed five (5) Business Days on any single occasion) as may be requested by the Company, provided, that in no event shall Parent and Merger Sub be required to extend the Expiration Date more than an aggregate of ten (10) Business Days pursuant to this clause (iii);

(iv)    if (A) the Company receives an Acquisition Proposal ten (10) or fewer Business Days prior to a scheduled Expiration Date, then, if on such scheduled Expiration Date, the Minimum Condition is not satisfied and (B) the Company provides Parent with a written request that Merger Sub extend the Expiration Date, then Parent and Merger Sub shall extend the Offer, to such date as is necessary to assure that the Offer does not expire until ten (10) Business Days from the date the Company received such Acquisition Proposal, provided, that the Company may not deliver such a request on more than one occasion; and

(v)    Parent and Merger Sub may (A) increase the Offer Price and extend the Expiration Date to the extent required by applicable Law in connection with such price increase and (B) subject to prior consultation with the Company, extend the Expiration Date to the extent otherwise required by applicable Law, in each case in Parent’s and Merger Sub’s reasonable discretion and without the Company’s consent.

Parent and Merger Sub shall not terminate the Offer prior to any scheduled Expiration Date without the written consent of the Company except in the event that this Agreement is terminated pursuant to Section 8.1 hereof.

(c)    Subject to the terms of the Offer and this Agreement and the satisfaction or waiver of the Tender Offer Conditions as of any Expiration Date, including the Minimum Condition, Parent will cause Merger Sub to accept for payment and pay for any and all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer promptly after such Expiration Date (such date as Merger Sub shall be obligated to accept for payment any and all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer, the “Acceptance Date”). For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, Merger Sub shall not (and Parent shall cause Merger Sub not to) accept for payment any shares of Company Common Stock tendered pursuant to the Offer unless the Minimum Condition shall have been satisfied.

(d)    Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, agrees to correct promptly any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Merger Sub further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to stockholders of the Company, in each case, as and to the extent required by applicable federal securities Laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents in advance of their filing with the SEC and dissemination to stockholders of the Company. Parent and Merger Sub shall provide to the Company and its counsel copies in writing of any comments and shall inform the Company of any oral comments that Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments. The Company and its counsel shall be given a reasonable opportunity to review any such written and oral comments and proposed responses.

1.2    Company Actions.

(a)    The Company shall, after affording Parent and its counsel a reasonable opportunity to review and comment thereon, file with the SEC, as promptly as practicable on the date of the filing by Parent and Merger Sub of the Offer Documents, an amendment to its Solicitation/Recommendation Statement on Schedule 14D-9 (together with the existing statement and any subsequent amendments or supplements thereto, the “Schedule 14D-9”) reflecting the recommendation of the Company’s Board of Directors that holders of shares of Company Common Stock tender their shares into the Offer, and shall disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act. The Schedule 14D-9 will set forth that the Company’s Board of Directors has (i) determined by unanimous vote of all of its members that each of the transactions contemplated hereby, including each of the Offer and the Merger, is advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved the Offer and the Merger and this Agreement in accordance with the Delaware General Corporation Law (“DGCL”) and (iii) recommended (the “Company Offer Recommendation”) acceptance of the Offer and adoption of this Agreement by the Company’s stockholders; provided, however, that such Company Offer Recommendation in the Schedule 14D-9 may be modified in a manner adverse to Parent and Merger Sub or withdrawn after the date hereof (such a modification or withdrawal, a “Change in Company Offer Recommendation”), if, but only if, (y) after consultation with its outside counsel, the Board of Directors determines that the failure to take such action is inconsistent with its fiduciary duties under applicable Law; and (z) at least 3 Business Days prior to making a Change in Company Offer Recommendation, the Company has provided written notice to Parent that it is prepared to make a Change in Company Offer Recommendation.

(b)    Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, agrees to correct promptly any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to stockholders of the Company, in each case, as and to the extent required by applicable federal securities Laws. The Company shall provide to Parent and its counsel copies in writing of any comments and shall inform Parent of any oral comments that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments. Parent and its counsel shall be given a reasonable opportunity to review any such written and oral comments and proposed responses.

(c)    In connection with the Offer, the Company will promptly furnish Merger Sub with mailing labels, security position listings, any available non-objecting beneficial owner lists and any available listing or computer list containing the names and addresses of the record holders of the Company Common Stock as of the most recent practicable date and shall furnish Merger Sub with such additional available information (including, but not limited to, updated lists of holders of the Company Common Stock and their addresses, mailing labels and lists of security positions and non-objecting beneficial owner lists) and such other assistance as Merger Sub or its agents may reasonably request in communicating the Offer to the Company’s record and beneficial stockholders. Except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, Merger Sub shall hold in confidence the information contained in any such labels, listings and files and shall use such information only in connection with the Offer and the Merger or any other business combination with Company.

1.3    Directors.

(a)    Promptly upon the purchase of and payment for shares of Company Common Stock by Merger Sub pursuant to the Offer which represents a majority of the shares of Company Common Stock outstanding on a Fully Diluted Basis (such date the “Payment Date”) and at all times thereafter and subject to Section 1.3(b), Merger Sub shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company’s Board of Directors as is equal to the product of the total number of directors on the Company’s Board of Directors (giving effect to the directors elected or designated by Merger Sub pursuant to this sentence) multiplied by the percentage that the aggregate number of shares of

Company Common Stock beneficially owned by Merger Sub and any of its Affiliates bears to the total number of shares of Company Common Stock then outstanding (such directors which Merger Sub is entitled to elect pursuant to this sentence, the “Merger Sub Designees”). The Company shall, upon Merger Sub’s request at any time following the Payment Date, take such reasonable actions, including promptly filling vacancies or newly created directorships on the Company’s Board of Directors, promptly increasing the size of the Company’s Board of Directors and/or promptly requesting the resignations of such number of its incumbent directors as are necessary to enable the Merger Sub Designees to be so elected or designated to the Company’s Board of Directors, and shall use its best efforts to cause the Merger Sub Designees to be so elected or designated at such time. The Company’s obligations under this Section 1.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly upon execution of this Agreement take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3(a), including mailing to stockholders the information required by Section 14(f) and Rule 14f-1 as is necessary to enable the Merger Sub Designees to be elected or designated to the Company’s Board of Directors (provided that Parent or Merger Sub shall have provided to the Company on a timely basis all required information with respect to such designees). Merger Sub shall supply the Company with, and be solely responsible for, information with respect to the Merger Sub Designees and Parent’s and Merger Sub’s respective officers, directors and Affiliates to the extent required by Section 14(f) and Rule 14f-1.

(b)    In the event that Merger Sub’s designees are elected or designated to the Company’s Board of Directors pursuant to Section 1.3(a), then, until the Effective Time, the Company and Parent shall cause the Company’s Board of Directors to maintain as a director one director who is an independent member of the Company’s Board of Directors on the date hereof (the “Continuing Director”); provided, however, that if the Continuing Director is unable to serve due to death, disability or resignation, the other directors shall designate one director who is an independent member of the Company’s Board of Directors to fill such vacancy and such person shall be deemed the Continuing Director for all purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, the affirmative vote of the Continuing Director shall (in addition to the approvals of the Board of Directors or the stockholders of the Company as may be required by the Restated Certificate of Incorporation of the Company (as amended, the “Company Articles”), the bylaws of the Company (as amended, the “Company Bylaws,” and together with the Company Articles, the “Company Governing Documents”) or applicable Law) be required (i) for the Company to amend or terminate this Agreement in a manner adverse to the stockholders of the Company other than Parent or its Subsidiaries or (ii) to exercise or waive any of the Company’s rights, benefits or remedies hereunder in a manner adverse to the stockholders of the Company other than Parent or its Subsidiaries.

1.4    Top-Up Option.

(a)    The Company grants to Merger Sub an irrevocable option, for so long as this Agreement has not been terminated pursuant to the provisions hereof (the “Top-Up Option”) to purchase from the Company up to a number of newly-issued shares of Company Common Stock equal to the number of shares (such number of shares, the “Top-Up Amount”) of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Merger Sub at the time of exercise of the Top-Up Option, constitutes one (1) share more than 90% of the number of shares of Company Common Stock that would be outstanding as determined on a Fully Diluted Basis immediately after the issuance of all shares issued pursuant to the Top-Up Option; provided, that the Top-Up Option shall not be exercisable unless immediately after such exercise Merger Sub would own more than ninety percent (90%) of the Company Common Stock then outstanding.

(b)    Subject to no statute, rule or regulation having been enacted or promulgated by any Governmental Authority which prohibits the consummation of the Merger and there being no order or injunction of a court of competent jurisdiction in effect preventing consummation of the Top-Up Option or the Merger, Merger Sub may exercise the Top-Up Option, in whole but not in part, at any one time after the occurrence of a Top-Up Exercise Event and prior to the Effective Time. For purposes of this Agreement, a “Top-Up

Exercise Event” shall occur if (i) the Acceptance Date shall have occurred and (ii) the Company has a number of authorized but unissued shares of Company Common Stock that are not committed to be issued at least equal to the Top-Up Amount. Except as otherwise provided in Section 1.4(c), the aggregate purchase price payable for the shares of Company Common Stock being purchased by Merger Sub pursuant to the Top-Up Option shall be payable in cash. Except as otherwise provided in Section 1.4(c), the aggregate amount of cash payable to the Company in respect of the shares of Company Common Stock being purchased by Merger Sub pursuant to the Top-Up Option shall be determined by multiplying the number of such shares of Company Common Stock by the Offer Price.

(c)    Notwithstanding anything to the contrary contained in Section 1.4(b), in lieu of paying cash to the Company for any or all of the consideration for the shares of Company Common Stock being purchased pursuant to the Top-Up Option as described in Section 1.4(b), Merger Sub may execute and deliver to the Company a promissory note guaranteed by Parent and having a principal amount equal to the amount of consideration not paid in cash. Any such promissory note shall bear interest at the rate of the one-year LIBOR rate in effect at the time of issuance of the note and shall mature on the first anniversary of the date of execution and delivery of such promissory note.

(d)    In the event Merger Sub wishes to exercise the Top-Up Option, Merger Sub shall deliver to the Company a notice setting forth (i) the number of shares of Company Common Stock that Merger Sub intends to purchase pursuant to the Top-Up Option, (ii) the manner in which Merger Sub intends to pay the applicable exercise price and (iii) the place and time at which the closing of the purchase of such shares of Company Common Stock by Merger Sub is to take place. At the closing of the purchase of such shares of Company Common Stock, Merger Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for such shares, and the Company shall cause to be issued to Merger Sub a certificate representing such shares.

1.5    The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

1.6    Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the parties (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article 7 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Baker & McKenzie LLP, Dallas, Texas, unless another date or place is agreed to in writing by the parties hereto.

1.7    Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger, or if the Merger is consummated pursuant to Section 253 of the DGCL, a certificate of ownership and merger (either such certificate, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

1.8    Effects of the Merger.  The Merger shall have the effects set forth in Section 2.1 below and in the DGCL (including in Section 259 of the DGCL).

1.9    Certificate of Incorporation and Bylaws.

(a)    At the Effective Time, the Company Articles shall be amended so as to read in its entirety in the form annexed hereto as Annex II and, as so amended, shall be the Company Articles of the Surviving Corporation, until thereafter amended in accordance with its terms and applicable Law.

(b)    The Bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

1.10    Directors.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Certificate of Incorporation and Bylaws of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.11    Officers.  The officers of the Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, such officers to hold office, subject to the applicable provisions of the Certificate of Incorporation and Bylaws of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

2.1     Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a)    Common Stock of Merger Sub.  Each issued and outstanding share of common stock of Merger Sub shall be converted into and become 1,000,000 validly issued, fully paid and non-assessable shares of common stock, par value $.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b)    Cancellation of Stock.  Each share of Company Common Stock held by the Company as treasury stock (other than shares, if any, in any Employee Benefit Plans) or owned by Parent or any wholly-owned Subsidiaries of Parent or the Company immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist and no payment shall be made with respect thereto.

(c)    Company Common Stock; Determination of Merger Consideration.  Each share of Company Common Stock outstanding as of the Effective Time (other than the Dissent Shares and shares cancelled pursuant to Section 2.1(b), by virtue of the Merger, shall automatically be canceled and converted into a right to receive the Offer Price in cash, without interest (the “Per Share Merger Consideration,” the aggregate amount in cash into which all shares of Company Common Stock may be converted pursuant to this Section 2.1, the “Aggregate Merger Consideration”).

(d)    Dissenters’ Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time that are held by any Person who (i) is entitled to dissent from the Merger pursuant to Section 262 of the DGCL (the “Dissenters’ Rights Statute”), (ii) did not vote in favor of the Merger or consent thereto in writing and (iii) complies in all other respects with the Dissenters’ Rights Statute (such shares, “Dissent Shares”) shall not be converted into a right to receive the Per Share Merger Consideration as provided in Section 2.1(c), but rather the holders of Dissent Shares shall be entitled to the right to receive payment of the fair value of such Dissent Shares in accordance with the Dissenters’ Rights Statute; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment of the fair value under the Dissenters’ Rights Statute, then the right of such holder to be paid the fair value of such holder’s Dissent Shares shall cease and such Dissent Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Per Share Merger Consideration, without interest, as provided in Section 2.1(c). The Company shall give prompt notice to Parent of any written demands and any other instruments served pursuant to the Dissenters’ Rights Statute received by the Company relating to rights of appraisal under the Dissenters’ Rights Statute, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

2.2     Payment to Company Stockholders.

(a)    Prior to the Effective Time, Merger Sub shall designate a bank or trust company to act as agent (the “Exchange Agent”) for the purpose of exchanging for the merger consideration (i) certificates representing Company Common Stock (the “Certificates”) or (ii) uncertificated Company Common Stock (the “Uncertificated Shares”). At the Effective Time, Parent shall deposit with the Exchange Agent an amount in immediately available funds equal to the Aggregate Merger Consideration to be paid in respect of all of the Certificates and the Uncertificated Shares. Such funds shall be invested by the Exchange Agent as directed by Merger Sub or the Surviving Corporation pending payment thereof by the Exchange Agent to the holders of Certificates and Uncertificated Shares; provided that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $500 million (based on the most recent financial statements of such bank which are then publicly available). Earnings from such investments shall be the sole and exclusive property of the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Certificates or Uncertificated Shares.

(b)    Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of Company Common Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(c)    Each holder of shares of Company Common Stock that have been converted into the right to receive the Per Share Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Per Share Merger Consideration, without interest, payable for each Company Common Share represented by a Certificate or for each Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Per Share Merger Consideration.

(d)    If any portion of the applicable Per Share Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e)    After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock issued prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Per Share Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(f)    Any portion of the Aggregate Merger Consideration deposited with the Exchange Agent pursuant to Section 2.2(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Company Common Stock six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such Company Common Stock for the Per Share Merger Consideration in accordance with this Section 2.2 prior to that time shall thereafter look only to Parent and the Surviving Corporation for payment of the Per Share Merger Consideration in respect of such Company Common Stock without any interest thereon. Notwithstanding the foregoing, Parent, the Surviving Corporation and the Exchange Agent shall not be liable to any holder of Company Common Stock for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock six years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority ) shall become, to the extent permitted by Law, the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.

(g)    Any portion of the Aggregate Merger Consideration deposited with the Exchange Agent pursuant to Section 2.2(a) to pay for Company Common Stock, for which dissenters’ rights have been perfected and have not been withdrawn or lost 30 days after the Effective Time, shall be returned to Parent, upon demand.

(h)    Notwithstanding anything to the contrary contained herein, the Exchange Agent, Parent or the Company shall be entitled to deduct and withhold from the consideration otherwise payable (i) to any holder of shares of Company Common Stock pursuant to this Agreement, (ii) to any Person designated to receive Per Share Merger Consideration pursuant to Section 2.2(d) or (iii) to any Person pursuant to Section 2.3 hereof such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or under any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Exchange Agent, Parent or the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made.

2.3    Treatment of Stock Appreciation Rights, Restricted Stock and other Equity Awards.

(a)    Upon the consummation of the Offer, each stock appreciation right outstanding under any equity, stock option or compensation plan or arrangement of the Company shall, with no action on the part of the Company or holder thereof, become fully vested. At or immediately prior to the Effective Time, the Company will cause any necessary action to be taken to cause each such stock appreciation right to be canceled and the Parent shall pay each holder of any such stock appreciation right, at the Effective Time, for each such stock appreciation right surrendered an amount in cash determined by multiplying (i) the excess, if any, of the Per Share Merger Consideration over the applicable Base Value, as defined in the Stock Appreciation Rights Agreement issued by the Company to the holder thereof by (ii) the number of shares of Company Common Stock represented by such stock appreciation rights, less any amounts required to be withheld under any applicable Law.

(b)    Upon the consummation of the Offer, each share of Company Common Stock subject to restrictions on transfer and/or forfeiture, and each right to receive shares in the future based on performance or time including restricted stock, restricted stock units and performance shares, outstanding under any equity, stock option or compensation plan or arrangement of the Company (other than stock appreciation rights described in Section 2.3(a)) shall, with no action on the part of the Company or holder thereof, become fully vested as specified in the applicable award, agreement or plan, in each case effective as of the date of this Agreement. At or immediately prior to the Effective Time, the Company will cause any necessary action to be taken to cause each such share or right to be canceled and converted into the right to receive the Per Share Merger Consideration, less any amounts required to be withheld under any applicable Law.

2.4     Adjustments. If, during the period between the date hereof and the Effective Time, any change in the outstanding Company Common Stock shall occur, including by reason of any reclassification, recapitalization, stock split or combination or exchange of Company Common Stock, or stock dividend thereon with a record date during such period or issuer tender or exchange offer or similar transaction (excluding any such change as a result of any exercise of options and stock appreciation rights outstanding as of the date hereof to purchase Company Common Stock or that is settled in shares of the Company’s Common Stock, as applicable, in each case granted under the Company’s equity, stock option or compensation plans or arrangements), the Per Share Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

2.5     Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration to be paid in respect of the Company Common Stock represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article 3 are true and correct, except as set forth in the disclosure schedule of the Company delivered to Parent by the Company prior to execution of this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article 3, and the disclosure in any section or paragraph shall qualify (a) the corresponding section or paragraph in this Article 3 and (b) the other sections and paragraphs in this Article 3 to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs:

3.1     Organization, Standing and Corporate Power.

(a)    The Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or organized and has all requisite corporate or other power and authority to own, operate and lease its properties and to carry on its business as now being conducted.

(b)    The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c)    The Company has filed as exhibits to the Company SEC Reports filed prior to the date of this Agreement Company Articles and Company Bylaws, each as amended to the date hereof. There have been no amendments to the Certificate of Incorporation and Bylaws or other similar documents of each Subsidiary of the Company that had previously been made available to Parent since such time as they were made available to Parent.

3.2     Subsidiaries. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or organized and has all requisite corporate or other power and authority to own, operate and lease its properties and to carry on its business as now being conducted, except where the failure to be so organized or have such power and authority or good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary have been duly authorized, validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, claims, liens, charges, encumbrances or security interests (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests, other than, in each case, as would not reasonably be expected to have a Company Material Adverse Effect. There are no stock appreciation rights, stock options, “phantom” stock, profit participation or similar rights outstanding with respect to the capital stock of any direct or indirect Subsidiary of the Company. The Company Disclosure Schedule sets forth a list of all entities which are required under GAAP to be included in the Company’s consolidated financial statements.

3.3     Capital Structure. The authorized capital stock of the Company consists of 900,000,000 shares of Company Common Stock and 100,000,000 shares of preferred stock, without par value (the “Company Preferred Stock”). As of December 3, 2006, (a) 51,024,977 shares of Company Common Stock (including the associated Series A Junior Participating Preferred Stock Purchase Rights) were issued and outstanding, (b) 75,716 shares of Company Common Stock were held by the Company in its treasury, (c) deferred stock units to acquire 7,936 shares of Company Common Stock were issued and outstanding under the Company’s Long-Term Incentive Plan, (d) stock-settled stock appreciation rights to acquire 680,586 shares of Company Common Stock were issued and outstanding granted pursuant to the Company’s Long Term Incentive Plan, (e) performance shares to acquire 477,870 shares of Company Common Stock were issued and outstanding granted pursuant to the Company’s Long Term Incentive Plan, (f) director stock units to acquire 7,936 shares of Company Common Stock, and (g) no shares of Company Preferred Stock were issued and outstanding. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any preemptive rights. Except for the Top-Up Option or as specified in the second sentence of this Section 3.3, there are not issued, reserved for issuance or outstanding (A) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or any of its Subsidiaries or (B) any warrants, calls, options, subscriptions or other rights, agreements or commitments to acquire from the Company or any of its Subsidiaries, or any obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries (i) has any obligation to repurchase, redeem or otherwise acquire the securities described in the preceding sentence or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities or (ii) is a party to any voting agreement or proxy with respect to the voting of any such securities.

3.4     Authority; Noncontravention.

(a)    The Company has all requisite corporate power and authority to execute and deliver this Agreement, perform its obligations hereunder and consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action, other than the Stockholder Approval (if the Merger is not consummated pursuant to Section 253 of the DGCL), on the part of the Company, and no other corporate proceedings, other than the Stockholder Approval (if the Merger is not consummated pursuant to Section 253 of the DGCL), on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect). The Board of Directors of the Company, at a meeting duly called and held, duly adopted resolutions (i) approving and declaring advisable this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, (ii) resolving that the adoption of this Agreement be submitted to the stockholders of the Company and (iii) recommending that the stockholders of the Company accept the Offer, tender their shares of Company Common Stock to Merger Sub pursuant to the Offer and adopt this Agreement (the “Company Board Recommendation”). The approval of this Agreement by the Board of Directors of the Company constitutes approval of this Agreement and the Merger for purposes of Section 203 of the DGCL (“Section 203”) and represents the only action necessary to ensure that the restrictions of Section 203 do not apply to the execution and delivery of this Agreement, the transactions contemplated hereby or the consummation of the Merger. No “fair price,” “moratorium,” “control share acquisition,” or other similar anti-takeover statute or regulation enacted under state or federal Law in the United States (with the exception of Section 203) applicable to the Company is applicable to the transactions contemplated by this Agreement. The affirmative vote of the holders of a majority of the outstanding Company Common Stock entitled to vote (the “Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger; provided, however, that the Stockholder Approval is not necessary in connection with the consummation of the Merger if the Merger is consummated pursuant to Section 253 of the DGCL.

(b)    The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, require the consent, waiver, approval or authorization from any party to, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, (i) the Company Governing Documents, (ii) any note, bond, mortgage, indenture, lease, license, permit, franchise, contract, agreement or other instrument to which the Company or any Subsidiary is a party or by which any of them or their respective properties or assets is bound or affected or (iii) subject to the Stockholder Approval and the governmental filings and other matters referred to in Section 3.5 hereof, any Law applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clause (ii), any such conflicts, consents, waivers, approvals, authorizations, violations, breaches, defaults, rights or losses that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c)    The Company has made available to Parent a complete and correct copy of the Company Rights Agreement, including all current and proposed amendments and exhibits thereto. The Company’s Board of Directors has approved an amendment (the “Rights Amendment”) to the Company Rights Agreement to provide that: (i) a Separation Time shall not occur, the Rights shall not separate (to the extent the Company Rights Agreement otherwise provides for such separation) or become exercisable, neither Parent nor Merger Sub, nor any Affiliate or Associate of Parent or Merger Sub, shall become an Acquiring Person, and a Stock Acquisition Date shall not be deemed to occur as a result of the execution, delivery or performance of this Agreement or any other transactions contemplated by this Agreement, the public announcement of such execution and delivery or, the public announcement or the commencement of the Offer or the consummation of the Offer and (ii) the Company Rights Agreement shall expire, and no Person shall have any rights pursuant to the Company Rights Agreement, after the consummation of the Offer in accordance with the terms thereof and the terms and conditions hereof, including the acceptance for payment of, and the payment for all shares of Company Common Stock tendered pursuant to the Offer. The Company shall, within one (1) day of the date of this Agreement, deliver a certificate to the Rights Agent that the Rights Amendment satisfies the terms of the first sentence of Section 5.4 of the Rights Agreement and the Rights Agent shall, and the Company shall cause the Rights Agent to, within one (1) day of the date of this Agreement, duly execute and deliver the Rights Amendment. Solely for purposes of this Section 3.4(c), the terms “Rights Agent,” “Separation Time,” “Rights,” “Affiliates,” “Associates,” “Stock Acquisition Date” and “Acquiring Person” shall have the meaning ascribed to them in the Company Rights Agreement.

3.5    Governmental Approvals and Consents.  No consent, waiver, approval, order, license or permit of, or authorization of, action by or in respect of, or registration, declaration or filing with or notification to, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority, whether federal, state, local or foreign (each, a “Governmental Authority”) is required with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) any consent, waiver, approval, order, license, permit, authorization, action, registration, declaration, filing or notification, the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and (c) any filings made or approvals received prior to the date hereof.

3.6    Company SEC Reports.

(a)    Since June 1, 2004, the Company has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed by it with the SEC or Nasdaq (such documents, as they have been amended since the respective time of their filing, the “Company SEC Reports”). As of their respective dates, the Company SEC Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended, the Exchange Act or the Laws of any such jurisdiction, as the case may be, and the rules and regulations promulgated thereunder applicable to such Company SEC Reports, and, as of their respective dates, or, if amended, the date of such amendment. None of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that, if the Company amends any of the Company SEC Reports, the fact of the filing of such amendment shall not, in and of itself, be deemed to mean or imply that any representation or warranty in this Agreement was not true when made or became untrue thereafter. Except by reason of their serving as guarantors of the Notes, no Subsidiary is required to file any form, report or other document with the SEC.

(b)    The financial statements of the Company included in the Company SEC Reports were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), as then in effect, applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and any other adjustments described therein).

(c)    Except as and to the extent set forth in the financial statements of the Company included in the Company SEC Reports that have been filed with the SEC prior to the date of this Agreement, neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations (i) incurred in connection with the transactions contemplated hereby, (ii) incurred in the ordinary course of business and in a manner consistent with past practice since July 1, 2006, or (iii) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)    The Company’s disclosure controls and procedures are reasonably designed to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities.

(e)    Since December 14, 2005, the Company has not disclosed to the Company’s independent registered accounting firm and the audit committee of the Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(f)    Since December 14, 2005, the Company has not identified any material weaknesses in the design or operation of its internal control over financial reporting. To the knowledge of the Company, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 when next due. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(g)    The Company has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any applicable Company SEC Report.

(h)    The Company has delivered to Parent a true and correct copy of its latest draft of the Annual Report on Form 10-K prepared to be filed with the SEC in respect of its latest fiscal year. To the best of the Company’s information and belief, such draft does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.7     Absence of Certain Changes or Events. Except for actions undertaken in connection with this Agreement and the transactions contemplated hereby, between July 1, 2006 and the date of this Agreement,

(a) there have not been any events, circumstances or other occurrences that, individually or in the aggregate, have had a Company Material Adverse Effect and (b) none of the Company or any Subsidiary has taken any action that, if taken after the date hereof, would constitute a breach of any of the covenants set forth in Section 5.1 hereof (other than Section 5.1(k) hereof).

3.8     Employee Benefits.

(a)    With respect to each Employee Benefit Plan, including multiemployer plans within the meaning of ERISA Section 3(37) and all stock purchase, stock option, equity compensation, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, under which any Company employee has any present or future right to benefits, maintained or contributed to by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has any present or future liability, individually and in the aggregate, no event has occurred and there exists no condition or set of circumstances, in connection with which the Company or any of its Subsidiaries could be subject to any liability that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect under ERISA, the Code or any other applicable Law and no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Employee Benefit Plan which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Employee Benefit Plan that would increase materially the annual expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. No Employee Benefit Plan exists that could (i) result in the payment to any employee of any money or other property, (ii) accelerate or provide any other rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any employee, or (iii) limit or restrict the ability of the Company or its Subsidiaries to merge, amend or terminate any Employee Benefit Plan, in each case, as a result of the execution of this Agreement or otherwise related in any way to the transactions contemplated by this Agreement; and no such payment would reasonably be expected to constitute a parachute payment within the meaning of Code Section 280G.

(c)    Section 3.8(c) of the Company Disclosure Schedule sets forth a list of all material Employee Benefit Plans of the Company.

(d)    All of the Company’s equity compensation awards, including without limitation stock appreciation rights, change in control grants, performance grants and restricted grants, have been granted in accordance with the terms of the applicable Employee Benefit Plan and applicable Law, with an exercise or grant price at least equal to the fair market value of the underlying share of Company Common Stock on the date of any such grant.

(e)    Section 3.8(e) of the Company Disclosure Schedule sets forth each Employee Benefit Plan under which as a result of the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, (i) any employee of the Company or its Subsidiaries may become entitled to severance pay or any other payment or (ii) any compensation due any such employee from the Company or its Subsidiaries may be increased or the time of payment or vesting may become accelerated. Except in the ordinary course of business consistent with past practice, since January 1, 2006, none of the Company or any Subsidiary has (i) granted to any director or executive officer of the Company (A) any increase in compensation, bonus or other benefits or (B) any increase in severance or termination pay, in each case except as required by any employment, severance or termination agreement in effect as of January 1, 2006, (ii) amended any provision of any Employee Benefit Plan or (iii) adopted or entered into any arrangement that would be an Employee Benefit Plan, except (A) to the extent required under the terms of any agreements, trusts, plans, funds or other arrangements existing as of January 1, 2006 that are required or (B) to the extent required to comply with applicable Law.

3.9    Absence of Litigation.  Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or threatened, legal, administrative, arbitral or other material proceedings, claims, complaints, actions or governmental or regulatory investigations (an “Action”) of any nature against the Company or any of its Subsidiaries, except for any Action which has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company, any of its Subsidiaries nor any of their businesses or properties are subject to or bound by any injunction, order, judgment, decree or regulatory restriction of any Governmental Authority specifically imposed upon the Company, any of its Subsidiaries, or their respective properties or assets, except for any injunction, order, judgment, decree or regulatory restriction which has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.10    Taxes.

(a)    All Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been properly prepared and timely filed, and all such Tax Returns (including information provided therewith or with respect thereto) are true, correct and complete, except for Tax Returns as to which the failure to so file or be true, complete and correct would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(b)    The Company and its Subsidiaries have fully and timely paid all Taxes (whether or not shown to be due on the Tax Returns referred to in Section 3.10(a)), except for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP and for Taxes as to which the failure to pay would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, and have made adequate provision in the applicable financial statements in accordance with GAAP for any material Tax that is not yet due and payable for all taxable periods, or portions thereof, ending on or before the date of this Agreement.

(c)    No audit or other proceeding by any Governmental Authority is pending or threatened in writing with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries, except for such audits and proceedings that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(d)    There are no Tax sharing agreements (or similar agreements) under which the Company or any of its Subsidiaries could be liable for the Tax liability of an entity that is neither the Company nor any of its Subsidiaries, except for such agreements that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(e)    Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(f)    None of the Company or any of its Subsidiaries has entered into a “listed transaction” that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder and that has not been disclosed in the relevant Tax Return of the Company or relevant Subsidiary.

3.11    Compliance with Laws.

(a)    The Company and each of its Subsidiaries is, and at all times since December 31, 2003, has been, in compliance with all Laws applicable to the Company, its Subsidiaries and their respective businesses and activities, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    The Company and each Subsidiary of the Company has and maintains in full force and effect, and is in compliance with, all Permits and all orders from Governmental Authorities necessary for the Company and each Subsidiary to carry on their respective businesses as currently conducted, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.12    Affiliate Transactions.  Except as disclosed in the Company SEC Reports filed prior to the date hereof, there are no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and the Company’s Affiliates (other than Company Subsidiaries), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act or included in the Company’s consolidated financial statements.

3.13     Environmental Matters.

(a)    Neither the Company nor any of its Subsidiaries nor any of their operations, properties and facilities has, to the knowledge of the Company, violated or has any liability under any Environmental Law or lacks any Permits, licenses or other approvals required of them under applicable Environmental Law or, to the knowledge of the Company, is violating any term or condition of any such Permit, license or approval, except as such violation, liability or failure to obtain would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)    As of the date of this Agreement, neither the Company nor any of the Company’s Subsidiaries has received any written notice or report from any Third Party regarding any violation of or any liability under, any Environmental Law, with respect to their current or former operations, properties or facilities, except as such violation or liability would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(c)    As of the date of this Agreement, no Actions are pending or, to the knowledge of the Company or any of the Company’s Subsidiaries, threatened under any Environmental Law with respect to current or former operations, properties or facilities of the Company or any of the Company’s Subsidiaries, except for Actions which, if adversely determined, would not be reasonably expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(d)    Neither the Company nor any of the Company’s Subsidiaries has agreed to assume, undertake, or provide indemnification for any liability, including any obligation for any Response Action, of any other Third Party under any Environmental Law, except for Response Actions as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(e)    Neither the Company nor any of the Company’s Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, handled, or Released any substance, or owned or operated its business or any property or facility (and no such property or facility is, to the knowledge of the Company, currently contaminated by any such substance) in a manner that, to the knowledge of the Company, has given or would reasonably be expected to give rise to any Company Material Adverse Effect.

(f)    Neither the Company nor any of the Company’s Subsidiaries has arranged for the disposal or treatment or for the transportation for disposal or treatment, of any substance at any off-site location in a manner that, to the knowledge of the Company, has given or would reasonably be expected to give rise to any Company Material Adverse Effect.

(g)    Since January 1, 2004, no Response Action has been or is being conducted at, on, under or around any property currently or, to the knowledge of the Company, formerly owned by the Company or any of its Subsidiaries pursuant to any Environmental Law, except for such Response Action as would not be reasonably expected, individually or in the aggregate, to have a Company Material Adverse Effect.

3.14     Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than Merrill Lynch & Co. and Gleacher Partners LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Merrill Lynch & Co. and Gleacher Partners LLC pursuant to which such firms would be entitled to any payment relating to the transactions contemplated by this Agreement.

3.15     Fairness Opinions. Each of Merrill Lynch & Co. and Gleacher Partners LLC has delivered to the Board of Directors of the Company an oral opinion to the effect that, as of the date hereof, on the basis of and subject to the assumptions set forth therein, the consideration to be received by the holders of Company Common Stock (other than Parent, Merger Sub and their respective Affiliates) pursuant to each of the Offer and the Merger is fair to such holders of Company Common Stock from a financial point of view. The Company will promptly furnish to Parent a true and correct copy of each such opinion.

3.16     Information in the Offer Documents and the Schedule 14D-9. The information supplied by the Company expressly for inclusion in the Offer Documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act and any other applicable federal securities Laws and will not when filed with the SEC or distributed or disseminated to the Company’s stockholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in Schedule 14D-9 based on the information furnished by or on behalf of Parent or Merger Sub for inclusion therein; and provided that, if the Company amends the Schedule 14D-9, the fact of the filing of such amendment shall not, in and of itself, be deemed to mean or imply that any representation or warranty in this Agreement was not true when made or became untrue thereafter.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company:

4.1     Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted.

4.2     Authority; Noncontravention.

(a)    Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, perform its obligations hereunder and, consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except for the vote of Parent as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other party hereto, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect).

(b)    The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, require the consent, waiver, approval or authorization from any party to, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under (i) the organizational documents of Parent and Merger Sub, (ii) any contract to which Parent or Merger Sub is a party or any of their respective properties or other assets is subject or (iii) subject to the governmental filings and other matters referred to in Section 4.3, any Law applicable to Parent or Merger Sub or their respective properties or other assets other than, in the case of clause (ii) or (iii), any such violations, breaches or defaults which would not, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated by this Agreement or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement.

4.3     Governmental Approvals. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger or the other transactions contemplated by this Agreement, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (b) any consent, approval, order, authorization, action, regulation, declaration or filing that has been obtained prior to the date hereof or that, individually or in the aggregate, would not prevent or materially delay consummation of any transaction contemplated by this Agreement or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement.

4.4     Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than Credit Suisse, Legacy Partners Group, LLC and Lehman Brothers, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

4.5     Information in the Offer Documents. The Offer Documents (and any amendment thereof or supplement thereto) will not, when filed with the SEC or at the time of distribution or dissemination thereof to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made therein based on information supplied by the Company for inclusion in the Offer Documents. The Offer Documents will comply as to form in all material respects with applicable Federal securities Laws and the rules and regulations thereunder

4.6     Financing. As of the date of this Agreement, Parent is not in default under the terms of (a) that certain 2006 Amended and Restated Credit Agreement, dated September 21, 2006, by and among CoBank ACB, as Lead Arranger and, among other titles, Administrative Agent, Agriland, FCS as Co-Syndication Agent, the other Syndication Parties named therein and Parent, as Borrower or (b) that certain $450,000,000 Senior Unsecured Term Loan Agreement by and among Parent, Lehman Brothers Inc., as Joint Lead Arranger and Joint Bookrunner, Credit Suisse Securities (USA) LLC, as Joint Lead Arranger and Joint Bookrunner, Lehman Commercial Paper Inc., as Administrative Agent.

4.7     Operations of Merger Sub. Merger Sub is a wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the Offer and the Merger, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

ARTICLE 5

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1     Conduct of Business. From the date hereof until the earlier of (a) the termination of this Agreement in accordance with Section 8.1 and (b) the Payment Date, except as provided in Section 5.1 of the Company Disclosure Schedule, or as expressly permitted by this Agreement, or as agreed in writing by Parent, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice, to use their respective reasonable best efforts to preserve intact the business organization of the Company and its Subsidiaries, to keep available the services of their respective present officers and key employees and to preserve the goodwill of those having business relationships with the Company and its Subsidiaries. Without limiting the generality of the foregoing, from the date hereof until the earlier of (a) the termination of this Agreement in accordance with Section 8.1 and (b) the Payment Date, except as provided in Section 5.1 of the Company Disclosure Schedule or as contemplated by this Agreement or as required by Law, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent:

(a)    (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent in the ordinary course of business consistent with past practice or (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(b)    issue, deliver, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units other than shares issued pursuant to settlement of stock-based awards (including but not limited to stock appreciation rights or performance shares), in each case outstanding as of the date hereof;

(c)    amend the Company Governing Documents or the comparable charter or organizational documents of any of its Subsidiaries;

(d)    acquire in any manner any assets of any Third Party, except for (i) acquisitions of inventory or other non-fixed assets in the ordinary course of business consistent with past practice, (ii) incur, assume or modify any individual capital project, including capitalized or operating lease obligations, other than routine replacement and repair of equipment and facilities in the ordinary course of business and capital expenditure commitments existing as of the date hereof, in an amount in excess of $250,000 and (iii) pursuant to contracts existing as of the date hereof and described in Section 5.1 of the Company Disclosure Schedule;

(e)    (i) sell, transfer, pledge, guarantee, lease, license, mortgage, sell and leaseback or otherwise subject to any Lien or otherwise dispose of any of its properties or other assets to a Third Party, except for (A) sales of properties, inventory or other assets in the ordinary course of business consistent with past practice or (B) pursuant to contracts existing as of the date hereof and described in Section 5.1 of the Company Disclosure Schedule; (ii) incur, assume or modify any indebtedness for money borrowed or guarantee thereof, including capitalized lease obligations, except for drawdowns or borrowings under the credit facilities of the Company in effect on the date hereof in the ordinary course of business consistent with past practice and in an amount not to exceed $1,000,000 in the aggregate in connection with the operations of the Company; or (iii) redeem, purchase or otherwise acquire directly or indirectly, by repurchase or otherwise any shares of the capital stock of the Company or any Subsidiary except (A) for shares acquired by the Company from the holder of any stock-based award in satisfaction of the exercise price of a stock-based award or Taxes or withholding obligations in case of a stock-based award in each case outstanding as of the date hereof, (B) for shares acquired in the open market for the benefit of any employee stock plan in the ordinary course of business consistent with past practice or (C) as contemplated by this Agreement;

(f)    grant to any director or officer of the Company or any of its Subsidiaries (i) any increase in compensation, bonus or other benefits or (ii) any increase in severance or termination pay, in each case except as required by any employment, severance, change in control, or termination agreement in effect as of the date hereof;

(g)    (i) amend any provision of any Employee Benefit Plan or (ii) adopt or enter into any arrangement that would be an Employee Benefit Plan, except (A) to the extent required under the terms of any agreements, trusts, plans, funds or other written arrangements existing as of the date hereof or (B) to the extent required to comply with applicable Law;

(h)    change any of the Company’s accounting methods or principles, except as required by GAAP or applicable Law, make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(i)    commence or settle (i) any suit, action or proceeding relating to the transactions contemplated by this Agreement or (ii) any other suit, action or proceeding involving payments by or to the Company or any of its Subsidiaries in excess of $500,000;

(j)    other than in the ordinary course of business consistent with past practices, enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any material contract, or amend or terminate, or waive or exercise any right or remedy under, any such contract;

(k)    enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices including but not limited to entering into any (i) material feed ingredient contract or commodity future contract, option contract or similar agreement including, without limitation, any such agreement that extends beyond 60 days from the date hereof; (ii) material agreement or arrangement establishing, creating or relating to any rebate, promotion, advertising coupon or other allowances; (iii) material toll processing, co-packing or similar agreement; or (iv) other contract, agreement or arrangement involving total future payment or payments in excess of $1,000,000 (other than one-time purchase orders with respect to raw materials and one-time sales contracts relating to the sale of inventory, each in the ordinary course of business);

(l)    make any material change in the production capabilities or capacities of the Company’s production facilities; or

(m)    authorize any of, or commit, propose or agree to take any of, the foregoing actions.

5.2     Company Stockholders’ Meeting.

(a)    As promptly as practicable following the Acceptance Date (if Stockholder Approval is necessary to consummate the Merger), the Company shall prepare a proxy statement relating to the Company Stockholders’ Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”) relating to the Merger and this Agreement and shall file the Proxy Statement with the SEC; provided, however, that Merger Sub and its counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Merger Sub and its counsel with the intention, to the extent practicable, that the Proxy Statement be in a form ready to print and mail to the stockholders of the Company immediately following the Acceptance Date. The Company shall use its reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Merger Sub, respond promptly to any comments made by the SEC and its staff with respect to the Proxy Statement. The Company shall provide Merger Sub and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the Company’s receipt of such comments, and any written or oral responses thereto. Merger Sub and its counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Merger Sub and its counsel. The Company, on the one hand, and Merger Sub, on the other hand, agree to promptly correct any information provided by it for use in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by Law, and the Company further agrees to take all steps necessary to cause the Proxy Statement, as so corrected (if applicable), to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement, mailed to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws.

(b)    If Stockholder Approval is necessary to consummate the Merger:

(i)    as soon as practicable following the Acceptance Date, the Company shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on a proposal to adopt this Agreement (the “Company Stockholders’ Meeting”), and shall submit such proposal to such holders at the Company Stockholders’ Meeting;

(ii)    the Company (in consultation with Parent) shall set a record date for persons entitled to notice of, and to vote at, the Company Stockholders’ Meeting; and

(iii)    Parent and Merger Sub agree to vote, or cause to be voted, all of the shares of Company Common Stock then owned by either of them or by any of their Subsidiaries and Affiliates in favor of the approval of the Merger and the adoption of this Agreement; and

(iv)    the Company shall use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and will take all other action necessary or advisable to ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with applicable Law. Unless a Change in Company Board Recommendation has been made and not revoked to the extent permitted pursuant to this Agreement, the Proxy Statement delivered to the stockholders shall include the Company Board Recommendation. The Company Board Recommendation shall not be withdrawn or modified by the Board of Directors of the Company in a manner adverse to Parent, and no resolution by the Board of Directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed (any such withdrawal or modification, a “Change in Company Board Recommendation”); provided, however, that a Change in Company Board Recommendation may be approved by the Board of Directors, if, but only if (x) after consultation with its outside counsel, the Board of Directors determines that such action is required by its fiduciary duties under applicable Law and (y) three business days prior to making a Change in Company Board Recommendation, the Company has provided written notice to Parent that it is prepared to make a Change in Company Board Recommendation. The occurrence of any Change in Company Board Recommendation or any Change in Company Offer Recommendation shall not affect the obligations of the Company to take the actions provided for in this Section 5.2.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1    Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (a) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (b) the obtaining of all necessary actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority with respect to the transactions contemplated hereunder, (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Without limiting the foregoing, until the Effective Time, Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement. Notwithstanding the foregoing, nothing contained in this Section 6.1 shall require any party to waive or exercise any right hereunder which is waivable or exercisable in the sole discretion of such party.

6.2    Indemnification, Exculpation and Insurance.

(a)    From and after the Effective Time and to the extent permitted by Law, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation with respect to all rights of the individuals who on or prior to the Effective Time were directors or officers of the Company (collectively, the “Indemnitees”) to indemnification (including advancement of expenses) and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Governing Documents or other agreements of the Company provided to Parent prior to the date hereof.

(b)    The obligations of each of Parent and the Surviving Corporation shall be conditioned upon the reasonable cooperation of the applicable Indemnitee(s) in the defense of any claim.

(c)    Parent shall, or shall cause the Surviving Corporation to either (i) cause to be obtained at the Effective Time “tail” insurance policies, at no expense to the beneficiaries, with a claims period of six years from the Effective Time in an amount and scope and on terms at least as favorable to the Indemnitees as the Company’s current policies with respect to matters existing or occurring at or prior to the Effective Time or (ii) maintain, at no expense to the beneficiaries, in effect for six years from the Effective Time, the current policies of the directors’ and officers’ liability insurance maintained by the Company (provided that Parent or the Surviving Corporation may substitute therefor policies in an amount and scope and on terms at least as favorable, in the aggregate, as the Company’s current policies) with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that in no event shall Parent or the Surviving Corporation be required to pay aggregate premiums pursuant to this Section 6.2(c) of more than an amount equal to 300% of the current annual premiums paid by the Company for such insurance in 2006 (the “Base Premium”), the amount of which is set forth in Section 6.2(c) of the Company Disclosure Schedule; provided, further, that if the Surviving Corporation is unable to obtain the amount of insurance required by this Section 6.2(c) for such aggregate premium, the Surviving Corporation shall obtain as much insurance as can be obtained for aggregate premiums not in excess of 300% of the Base Premium

(d)    The provisions of this Section 6.2(d) are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives, and this Section 6.2(d) shall not be amended in a manner that is materially adverse to any Indemnitee (including such Indemnitee’s successors and heirs) without the consent of the Indemnitees (including their successors and heirs) affected thereby. Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnitee in successfully enforcing the indemnity and other obligations provided in this Section 6.3. The rights provided for herein shall not be deemed exclusive of any other rights to which an Indemnitee is entitled, whether pursuant to Law, contract or otherwise.

(e)    In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 6.2.

6.3    Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. All transfer, documentary, sales, use, real property transfer, stock transfer, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transaction contemplated by this Agreement shall be borne equally by the Company and Parent.

6.4    Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or court process or the requirements of any securities exchange listing agreement or rules to which such party is subject. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore reasonably agreed to by the parties.

6.5    Notification of Certain Matters. From the date hereof to the Acceptance Date, the Company shall give prompt notice to Parent, and each of Parent and Merger Sub shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Offer, the Merger or the transactions contemplated thereby or from any Person alleging that the consent of such Person is or may be required in connection with the Offer, the Merger or the other transactions contemplated thereby if the subject matter of such communication or the failure of such party to obtain such consent purports to materially affect the consummation of the transactions contemplated hereby, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Offer, the Merger or the other transactions contemplated hereby, (iii) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, or any representation or warranty contained in this Agreement becoming untrue or inaccurate in any material respect, and (iv) any failure to comply with or satisfy a covenant, condition or agreement to be complied with or satisfied by it hereunder, as the case may be.

6.6    Access to Information. From the date hereof until the Acceptance Date, the Company shall, and shall cause its Subsidiaries, and each of their respective Representatives and lenders to, provide Parent and Merger Sub and their respective officers, employees, counsel, advisors, accountants, financial advisors, financial sources, affiliates and representatives reasonable access to the officers, directors, employees, accountants, properties, offices and other facilities and to the books and records of the Company and its Subsidiaries, as will permit Parent and Merger Sub to make inspections of such as either of them may reasonably require, provided, that the Company may require Parent or Merger Sub to enter into a joint defense agreement with Company for the purpose of preserving the attorney-client privilege as a condition to furnishing information that is protected by the attorney-client privilege. All non-public or otherwise confidential information regarding the Company or its Subsidiaries obtained pursuant to this Section 6.6 shall be kept confidential by Parent and Merger Sub.

6.7    Employee Benefits Matters.

(a)    From and after the Effective Time, each of the Surviving Corporation and its Subsidiaries shall honor all of its respective compensation and benefits plans, programs, agreements and arrangements of the Company and its Subsidiaries in accordance with their terms as in effect immediately prior to the Effective Time, provided that nothing in this sentence shall prohibit the Surviving Corporation or its Subsidiaries from amending or terminating any such plans, programs, agreements and arrangements in accordance with their terms. The Surviving Corporation shall, for the six-month period immediately following the Effective Time, provide each retained employee of the Company and its Subsidiaries as of the Effective Time (each, a “Retained Employee”), other than any Retained Employee whose employment is subject to a collective bargaining or other labor agreement, with compensation and employee benefits, excluding equity, equity-based and similar compensation, that are comparable in the aggregate to those provided by the Company and its Subsidiaries (other than with respect to change of control payments or other payments resulting from the Offer or the Merger) to such Retained Employees immediately prior to the Effective Time. Nothing herein shall be deemed to be a guarantee of employment for any employee or prohibit or restrict the right of the Surviving Corporation to (i) make changes to salaries, employee benefits and incentive compensation pursuant to negotiations in connection with a collective bargaining agreement or (ii) amend and/or eliminate any benefit program, subject to compliance with the first sentence of this Section 6.7(a).

(b)    The Retained Employees shall receive credit for service with the Company and its Subsidiaries for all purposes (including for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits, but excluding benefit accruals under any defined benefit pension plan) under any compensation or employee benefit plan, program or arrangement established or maintained by Parent (to the extent an Retained Employee is brought under any such plan), the Surviving Corporation or any of their respective Affiliates under which each Retained Employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of the Company’s Subsidiaries under comparable benefit plans immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

(c)    To the extent that, after the Effective Time, the Surviving Corporation changes the welfare benefit plans, programs and arrangements in which Retained Employees participate, Parent shall (i) waive, or use its reasonable best efforts to cause its insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each Retained Employee to the same extent waived under a comparable benefit plan and (ii) with respect to the plan year in which the change was made, provide a credit to each Retained Employee for any co-payments, deductibles and out-of-pocket expenses paid by such Retained Employee under the benefit plans during the relevant plan year, up to and including the Effective Time.

(d)    During the period from the date hereof to the Acceptance Date, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent, make any payment or contribution to the Employee Benefit Plans except in accordance with past practices in the ordinary course.

(e)    The parties agree that the provisions of this Section 6.7 may be modified without the consent of any employee (it being understood and agreed that the employees to whom this Section 6.7 applies shall not be third party beneficiaries of this Section 6.7).

6.8     Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions (including all approvals and such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate the effects of Section 203 on such transactions) and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

6.9     Consent and Solicitation. The Company covenants and agrees that, immediately prior to the Acceptance Date defined and described in the Debt Offer Documents, assuming the requisite consents are received, it shall, shall cause its Subsidiaries (as applicable) and shall use reasonable commercial efforts to cause the applicable trustee to execute a supplemental indenture relating to the Securities (as described and defined in the Debt Offer Documents), which supplemental indenture shall implement the proposed amendments set forth in the Debt Offer Documents. Subject to satisfaction or waiver of the conditions set forth in the Debt Offer Documents (including, without limitation, the Consent Condition as defined therein), substantially concurrently with, but not until after, the Payment Date, Parent shall cause the Surviving Corporation to accept for payment and, as promptly as practicable thereafter, Parent shall provide the Surviving Corporation with all funds necessary to pay for the Notes that have been properly tendered and not withdrawn pursuant to the Debt Offer (as defined in the Debt Offer Documents) and in accordance with the Debt Offer Documents.

6.10    No Solicitation.

(a)    The Company shall, and shall cause its Subsidiaries and its and their respective directors, officers, employees, agents and advisors (the “Representatives”) to immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal. The Company also shall, and shall cause its Subsidiaries and its and their respective Representatives promptly to request each Person that has received confidential information in connection with a possible Acquisition Proposal to return to the Company or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries.

(b)    From the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal; (ii) furnish any information regarding the Company or any of its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal; (iv) approve, endorse or recommend any Acquisition Proposal; (v) enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Proposal; or (vi) amend the Company Rights Agreement or redeem the rights thereunder or grant any approval pursuant to Section 203 of the DGCL or release or permit the release of any Person from, or to waive or permit the waiver of any provisions of, any confidentiality, “standstill,” or similar agreement to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries has any rights provided, however, that prior to the Acceptance Date, this Section 6.10 shall not prohibit the Company from furnishing nonpublic information regarding the Company or its Subsidiaries to, or engaging in discussions or negotiations with, any Person in response to an unsolicited bona fide written proposal relating to an Acquisition Proposal that is submitted to the Company by such Person (and not withdrawn) and that, in the good faith judgment of the Company’s Board of Directors (after consultation with its financial advisor and outside legal counsel), is, or is reasonably likely to result in, a Superior Offer, if (w) neither the Company nor any of its Subsidiaries or their respective Representatives shall have breached any of the provisions set forth in this Section 6.10 in any respect; (x) the Board of Directors of the Company also determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action is inconsistent with the Board of Director’s fiduciary duties to the Company’s stockholders under applicable Law; (y) at least three (3) Business Days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person, and the Company receives from such Person an executed confidentiality agreement containing limitations on the use or disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company no less favorable to the Company than the provisions of the form of confidentiality agreement attached as Annex III; and (z) the Company concurrently provides or makes available to Parent copies of all nonpublic information provided to such Third Party. Without limiting the generality of the foregoing, the Company acknowledges and agrees that, in the event any Representative (whether or not such Representative is purporting to act on behalf of the Company or any of its Subsidiaries) takes any action that, if taken by the Company, would constitute a breach of this Section 6.10 by the Company, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 6.10 by the Company for purposes of this Agreement.

(c)    If the Company or any of its Subsidiaries or their respective Representatives receives an Acquisition Proposal or any request for nonpublic information at any time, then the Company shall promptly (and in no event later than 24 hours after receipt of such Acquisition Proposal) advise Parent orally and in writing of such Acquisition Proposal, the identity of the Person making or submitting such Acquisition Proposal and the terms thereof, and shall promptly provide Parent with any written materials received by the Company in connection with such Acquisition Proposal. The Company shall keep Parent fully informed with respect to the status of any such Acquisition Proposal and any modification or proposed modification thereof and shall provide Parent with any written materials received by the Company in connection with any such modification or proposed modification.

(d)    Nothing contained in this Agreement shall prohibit the Company from issuing a “stop-look-and-listen communication” pursuant to Rule 14d-9(f) promulgated under the Exchange Act or taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders as otherwise required under applicable Law; provided, however, that Company shall not make any Change in the Company Offer Recommendation or Change in Company Board Recommendation except as expressly permitted in Section 1.2(a) or Section 5.2(b) hereof.

6.11     Financing. The Company agrees to provide, and shall cause its Subsidiaries and its and their representatives to provide, such cooperation (including with respect to timeliness) in connection with the arrangement of the financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (a) participation in meetings, drafting sessions and due diligence sessions, (b) furnishing Parent and its financing sources with financial and other pertinent information regarding the Company and its Subsidiaries, as may be reasonably requested by Parent, (c) assisting Parent and its financing sources in the preparation of (i) offering documents for any of the financing and (ii) materials for rating agency presentations, (d) cooperating with the marketing efforts of Parent and its financing sources for any of the financing, (e) providing and executing documents as may be reasonably requested by Parent, including a certificate of the chief financial officer of the Company with respect to solvency matters, consents of accountants for use of their reports in any materials relating to the financing and revocable notices of redemption of debt, (f) facilitating the pledging of collateral, and (g) using reasonable best efforts to obtain legal opinions, accountants’ comfort letters, surveys and title insurance as reasonably requested by Parent. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such cooperation; provided, however, that none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee in connection with any such financing prior to the Effective Time. All non-public or otherwise confidential information regarding the Company or its Subsidiaries obtained pursuant to this Section 6.11 shall be kept confidential in accordance with the confidentiality undertakings customary for similar financings. Notwithstanding anything to the contrary in this Section 6.11, neither the Company nor any of its Subsidiaries shall be required to make any representations, warranties or indemnities in connection with providing information pursuant to this Section 6.11.

6.12     Pending Litigation. As soon as reasonably practicable after the date hereof, the parties shall promptly take all actions necessary to stay all proceedings (including discovery) pending before the United States District Court for the Northern District of Georgia, Atlanta Division in Case 1:06-cv-02441-CC Gold Kist Inc. v. Pilgrim’s Pride Corporation et al. Promptly upon the Payment Date, the Company shall dismiss with prejudice all claims asserted or that could be asserted in Case 1:06-cv-02441-CC Gold Kist Inc. v. Pilgrim’s Pride Corporation et al.

6.13     Rule 14d-10 Matters. Promptly after the execution of this Agreement, the Company (acting through its Board of Directors) will take such steps as may be required to cause to be exempt under amended Rule 14d-10(a)(2) pursuant to amended Rule 14d-10(d) promulgated under the Exchange Act any employment compensation, severance or employee benefit arrangements that have been or will be entered into by the Company, Parent or any of their respective Affiliates with current or future directors, officers or employees of the Company and its Affiliates.

ARTICLE 7

CONDITIONS PRECEDENT

7.1     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

(a)    Stockholder Approval. The Stockholder Approval shall have been obtained or shall not be necessary.

(b)    No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment or order shall have been issued by or shall be pending before any court of competent jurisdiction and no other statute, Law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing or restraining the consummation of the Merger.

(c)    Purchase of Company Common Stock in Offer. Merger Sub shall have accepted for payment and purchased, or caused to be accepted for payment and purchased, a majority of the outstanding shares of Company Common Stock which shares have been tendered pursuant to the Offer.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

8.1     Termination. This Agreement may be terminated by written notice by the terminating party to the other party at any time prior to the Effective Time:

(a)    by mutual written consent of Parent and Merger Sub on the one hand and the Company on the other hand;

(b)    by either Parent or the Company:

(i)    at any time prior to the Acceptance Date if the Offer shall have expired without Merger Sub having accepted shares of Company Common Stock for exchange or payment pursuant to the Offer; provided that no party shall be entitled to terminate this Agreement pursuant to this Section 8.(b)(i) if it is in material breach of its representations and warranties, covenants or other obligations under this Agreement and such breach has been the cause of, or resulted in, the failure to satisfy any of the conditions to Merger Sub’s obligation to accept for payment of shares of Company Common Stock pursuant to the Offer;

(ii)    at any time prior to the Acceptance Date if the Acceptance Date shall not have occurred on or before March 31, 2007; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party if (A) the failure of the Payment Date to occur on or before March 31, 2007 is attributable to the failure of a Tender Offer Condition to be satisfied, and (B) the failure of such Tender Offer Condition to be satisfied is attributable to a failure, on the part of the party seeking to terminate this Agreement, to perform in any material respect any covenant or agreement in this Agreement required to be performed by such party on or prior to the Payment Date;

(iii)    if any Restraint having the effect set forth in Section 7.1(b) hereof shall be in effect and shall have become final and nonappealable;

(c)    by Parent or Merger Sub if at any time prior to the Acceptance Date:

(i)    the Company’s representations and warranties set forth in this Agreement shall be inaccurate as of the date of this Agreement or shall become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) or there shall have been a breach or failure to perform any of the Company’s representations, warranties, covenants or agreements set forth in this Agreement (other than those set forth in Section 6.9 or Section 6.10), which inaccuracies, breach or failure to perform (A) would give rise to the failure of a condition set forth in Annex I and (B) is not cured by the Company within ten (10) Business Days (x) following receipt of written notice of such breach or failure to perform from Parent or (y) of the Company having knowledge of such breach or failure to perform (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, all “Company Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded);

(ii)    any Third Party shall have become the beneficial owner of more than 20% of the outstanding Company Common Stock;

(iii)    a Company Material Adverse Effect shall have occurred; or

(iv)    a Triggering Event shall have occurred.

(d)    by the Company if at any time prior to the purchase of the shares of Company Common Stock pursuant to the Offer Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would have a material adverse effect on Parent’s or Merger Sub’s ability to purchase the Company Common Stock tendered pursuant to the Offer and (B) is not cured by Parent within ten (10) Business Days following receipt of written notice of such breach or failure to perform from the Company.

8.2     Termination Fee.

(a)    In the event that this Agreement is terminated by Parent or Merger Sub pursuant to 8.1(c)(ii) or 8.1(c)(iv), then the Company shall pay the Termination Fee as directed in writing by Parent as promptly as possible (but in any event within two Business Days) following termination of this Agreement.

(b)    In the event that (i) this Agreement is terminated by Parent or Merger Sub pursuant to Sections 8.1(b) (other than termination pursuant to Section 8.1(b) at the time consummation of the Offer is enjoined, provided Company is not in breach of its obligations hereunder) or 8.1(c)(i); (ii) at or prior to the time of the termination of this Agreement the commencement, submission or making of an Acquisition Proposal shall have been disclosed or announced either publicly or to the Company; and (iii) within one year after the date of termination of this Agreement, an Acquisition Proposal is consummated or a definitive agreement contemplating an Acquisition Proposal is executed, then the Company shall pay to Parent, in cash at the earlier of the time such transaction is consummated or the time such definitive agreement is executed, the Termination Fee.

(c)    Any amount that becomes payable either pursuant to Section 8.2(a) or Section 8.2(b) shall be paid by wire transfer of immediately available funds to an account designated by Parent to receive such payment. In no event shall the Company be obligated to pay more than one (1) Termination Fee.

(d)    Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, that without these agreements Parent and Merger Sub would not have entered into this Agreement, and that any amounts payable pursuant to this Section 8.2 do not constitute a penalty. If the Company fails to pay as directed in writing by Parent any amounts due to Parent or Merger Sub pursuant to this Section 8.2 within the time periods specified in this Section 8.2, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Parent or Merger Sub, as applicable, in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

8.3     Effect of Termination. In the event of termination of this Agreement by any of the Company, Merger Sub or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the provisions of Section 6.3 (and any other provision herein related to the payment of expenses), Section 8.1, Section 8.2, this Section 8.3 and Article 9, which provisions shall survive such termination, provided, however, that nothing contained herein shall relieve any party from liability for willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, provided, that, if Parent or Merger Sub has received the Termination Fee, neither Parent nor Merger Sub may assert a claim for willful breach of this Agreement more than one year after the date of termination of this Agreement pursuant to Section 8.1. Following termination of this Agreement, none of the parties shall disparage the other parties.

8.4     Amendment. At any time prior to the Effective Time, this Agreement may be amended by the parties hereto; provided, however, that (x) after the Payment Date, no amendment shall be made which decreases the Per Share Merger Consideration or changes the form of consideration payable in the Merger and (y) after the adoption of this Agreement by the shareholders of the Company, there shall be made no amendment that by Law requires further approval by the Company’s stockholders or the approval of the stockholders of Parent without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5     Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 8.4, waive compliance with any of the agreements of any other party or conditions to its obligations contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE 9

GENERAL PROVISIONS

9.1     Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

9.2     Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), facsimiled (notice deemed given upon confirmation of receipt) or sent by overnight courier (notice deemed given upon proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent, to:

Pilgrim’s Pride Corporation

4845 U.S. Highway 271 North

Pittsburg, Texas 75686

Fax: (972) 290 8950

Attn: Richard A. Cogdill, Chief Financial Officer

if to Merger Sub, to:

Protein Acquisition Corporation

4845 U.S. Highway 271 North

Pittsburg, Texas 75686

Fax: (972) 290 8950

Attn: Richard A. Cogdill, Chief Financial Officer

in either case, with a copy (which shall not constitute notice) to:

Baker & McKenzie LLP

2001 Ross Avenue, Suite 2300

Dallas, Texas 75201

Fax: (214) 978 3099

Attn: Alan G. Harvey

if to the Company, to:

Gold Kist Inc.

244 Perimeter Center Parkway, N.E.

Atlanta, Georgia 30346-2397

Fax: (770) 393 5421

Attn: David Dyson, General Counsel

with copies (which shall not constitute notice) to:

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street, N.W.

Atlanta, GA 30309-3424

Fax: (404) 881 7777

Attn: William Scott Ortwein

9.3    Definitions. For purposes of this Agreement:

(a)    “Acquisition Proposal” shall mean any offer, proposal or agreement with respect to: (i) any merger, consolidation, amalgamation, share exchange, business combination, recapitalization, tender offer, exchange offer or other similar transaction (x) in which the Company or any of its subsidiaries is a constituent corporation or party or (y) in which a Person or “Group” (as defined in the Exchange Act and the Rules thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than fifteen percent (15%) of the outstanding securities of any class of voting securities of the Company or any of its Subsidiaries; (ii) any transaction in which the Company or any of its Subsidiaries issues securities representing more than fifteen percent (15%) of the outstanding securities of any class of voting securities of the Company or any of its Subsidiaries; (iii) any sale, lease, exchange, transfer, license, acquisition or disposition by the Company or any Subsidiary of any businesses or assets that represent more than fifteen percent (15%) of the assets of the Company and its Subsidiaries, taken as a whole; or (iv) any liquidation or dissolution of the Company.

(b)    “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

(c)    “Business Day” has the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.

(d)    “Code” means the Internal Revenue Code of 1986, as amended.

(e)    “Company Material Adverse Effect” means any event, circumstance, change or effect occurs or is threatened that, individually or in the aggregate with any other events, circumstances, changes and effects occurring after the date of the Offer is or may be materially adverse to the business, condition (financial or otherwise), assets, liabilities, capitalization, operations or results of operations of the Company or any of its Affiliates that, in Parent’s judgment, is or may be materially adverse to the Company or any of its Affiliates, or Parent becomes aware of any facts that, in its judgment, have or may have material adverse significance with respect to either the value of the Company or any of its Affiliates or the value of the Company Common Stock to Parent or any of its Affiliates.

(f)    “Company Rights Agreement” means that certain Stockholder Protection Rights Agreement, dated as of July 9, 2004, between the Company and SunTrust Bank, as Agent.

(g)    “Debt Offer Documents” means Parent’s written offer to purchase, and related consent solicitations to eliminate or modify certain covenants and provisions in the Indenture relating to, all of the outstanding aggregate principal amount of the Securities (as defined in the Indenture) on the terms and conditions set forth in Parent’s offer to purchase, letters of transmittal and other related documents for each of the Securities.

(h)    “Discharge” means any manner of spilling, leaking, dumping, discharging, Releasing, migrating or emitting, as any of such terms may further be defined in any Environmental Law, into or through any medium including, without limitation, ground water, surface water, land, soil or air.

(i)    “Employee Benefit Plans” means any material compensation or benefit plan, fund, program, agreement or arrangement, including each incentive compensation or equity compensation plan; each material “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA); each deferred compensation or “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA) and each other material welfare, deferred compensation or pension plan, fund or program; each employment, termination or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any ERISA Affiliate, that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, or to which the Company, any of its Subsidiaries or an ERISA Affiliate is party, for the benefit of any employee or director of the Company and its Subsidiaries, including any such employee or director located outside the United States.

(j)    “Environmental Law(s)” means any and all Laws relating to pollution or occupational health or safety or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, Laws relating to emissions, Discharges, Releases or threatened Releases into or impacting the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, recycling, storage, disposal, transport, sale, offer for sale, distribution or handling of Hazardous Substances, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act as amended (“CERCLA”), the Emergency Planning and Community Right-to-Know Act as amended, the Resource Conservation and Recovery Act as amended, the Occupational Safety and Health Act as amended, the Clean Air Act as amended, the Clean Water Act as amended, the Superfund Amendments and Reauthorization Act as amended, and the Toxic Substances Control Act as amended, and the state and local Laws implementing said acts, and any analogous Laws and the rules and regulations implementing the same.

(k)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(l)    “ERISA Affiliate” means any trade or business, whether or not incorporated which sponsors, maintains or contributes to or is required to contribute to any Employee Benefit Plan.

(m)    “Fully Diluted Basis” means, as of any applicable date, without duplication, the number of shares of Company Common Stock outstanding together with the shares of Company Common Stock which the Company may be required to issue pursuant to obligations outstanding under the Company’s equity, stock option, stock appreciation, performance share or compensation plans, deferred compensation plans, employee stock ownership plans or other similar benefit plans, the conversion or exchange of all outstanding securities convertible or exchangeable into shares of Company Common Stock, or otherwise, in each case, whether or not vested, exercisable, exercised or converted or subject to restrictions at the time of determination.

(n)    “Hazardous Substances” means any substances, materials articles or constituents thereof which (for any reason) are regulated by, form the basis of liability under, or are defined as toxic or hazardous or as a pollutant or contaminant under any applicable Environmental Law, including, without limitation, any petroleum product or byproduct, asbestos, polychlorinated biphenyls, radon or other radioactive substances and infectious substances.

(o)    “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(p)    “Indenture” means that certain Indenture dated as of March 10, 2004 among the Company, the Subsidiaries, as defined in the indenture, and U.S. Bank National Association, a national banking association.

(q)    “Laws” means any statutes, laws, ordinances, rules, codes, regulations, judgments, orders and decrees of any Governmental Authority.

(r)    “Notes” means the 10 1/4% Senior Notes due March 15, 2014 issued by the Company.

(s)    “Permit” means any license, franchise, permit, certificate, consent, approval or other similar authorization of, from or by a Governmental Authority possessed by or granted to or necessary for the ownership of the material assets or conduct of the business of, the Company or its Subsidiaries.

(t)    “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(u)    “Release” means any “release” as that term is defined in CERCLA or in any Environmental Law.

(v)    “Response Action” means any action or activities of “response” as that term is defined in 42 U.S.C. § 9601(25), without regard to any limitation to that term (or terms included therein by reference) to hazardous substances under CERCLA.

(w)    [Intentionally Omitted]

(x)    A “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

(y)    “Superior Offer” means an unsolicited, bona fide written offer made by a third party to purchase all of the outstanding shares of Company Common Stock (other than shares of Company Common Stock already held by such third party), which offer is reasonably capable of being consummated, on terms that the Board of Directors of the Company determines, in its good faith judgment, after taking into account the advice of an independent financial advisor of nationally recognized reputation, to be more favorable to the Company’s stockholders than the terms of the Offer or the Merger; provided, however, that any such offer shall not be deemed to a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed.

(z)    “Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all Federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a tax return), all estimated taxes, penalties and interest.

(aa)    “Tax Returns” means any return, declaration, report, statement, information statement or other document filed or required to be filed with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

(bb)    “Termination Fee” means $43,500,000.

(cc)    “Third Party” means any Person other than Parent, the Company or any of their respective Affiliates.

(dd)    “Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of the Company shall have failed to unanimously make the Company Offer Recommendation or the Company Board Recommendation, or shall have effected a Change In Company Offer Recommendation or a Change In Company Board Recommendation, or shall have taken any other action that is reasonably determined by Parent to indicate clearly that the Board of Directors of the Company does not support the Offer or the Merger or does not believe that the Offer and the Merger are in the best interests of the Company’s stockholders; (ii) the Company shall have failed to include in the Schedule 14D-9 the Company Offer Recommendation or a statement to the effect that the Board of Directors of the Company has determined and believes that the Offer and the Merger are in the best interests of the Company’s stockholders; (iii) following the disclosure or announcement of an Acquisition Proposal, the Board of Directors of the Company fails to reaffirm publicly the Company Offer Recommendation and/or the Company Board Recommendation, or fails to reaffirm publicly its determination that the Offer and the Merger are in the best interests of the Company’s stockholders, within five Business Days after Parent requests in writing that such recommendations or determination be reaffirmed publicly; (iv) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its stockholders, within ten Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; (vi) an Acquisition Proposal is publicly announced, and the Company fails to issue a press release announcing its opposition to such Acquisition Proposal within five Business Days after Parent requests in writing that the Company take a position with respect to such Acquisition Proposal; or (vii) the Company or any Representative of the Company shall have breached any of the provisions Section 6.9 or Section 6.10.

(ee)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquisition Proposal	9.3	(a)
Acceptance Date	1.1	(c)
Action	3.9
Affiliate	9.3	(b)
Aggregate Merger Consideration	2.1	(c)
Agreement	Preamble
Base Premium	6.2	(b)
Business Day	9.3	(c)
CERCLA	9.3	(j)
Certificate of Merger	1.7
Certificates	2.2	(a)
Change in Company Board Recommendation	5.2	(b)
Change in Company Offer Recommendation	1.2	(a)
Closing	1.6
Closing Date	1.6
Code	9.3	(d)
Company	Preamble
Company Articles	1.3	(b)
Company Board Recommendation	3.4	(a)
Company Bylaws	1.3	(b)
Company Common Stock	Recitals
Company Disclosure Schedule	Article 3
Company Governing Documents	1.3	(b)
Company Material Adverse Effect	9.3	(e)
Company Offer Recommendation	1.2	(a)
Company Preferred Stock	3.3
Company Rights Agreement	9.3	(f)
Company SEC Reports	3.6	(a)
Company Stockholders’ Meeting	5.2	(b)
Continuing Director	1.3	(b)
Debt Offer Documents	9.3	(g)
Discharge	9.3	(h)
Dissent Shares	2.1	(d)
Dissenters’ Rights Statute	2.1	(d)
DGCL	1.2	(a)
Effective Time	1.7
Employee Benefit Plans	9.3	(i)
Environmental Laws	9.3	(j)
ERISA	9.3	(k)
ERISA Affiliate	9.3	(l)
Exchange Act	1.1	(a)
Exchange Agent	2.2	(a)
Expiration Date	1.1	(b)
Fully Diluted Basis	9.3	(m)
GAAP	3.6	(b)
Governmental Authority	3.5
Hazardous Substances	9.3	(n)

Term	Section
HSR Act	9.3	(o)
Indemnitees	6.2	(a)
Indenture	9.3	(p)
Laws	9.3	(q)
Liens	3.2
Merger	Recitals
Merger Sub	Preamble
Merger Sub Designees	1.3	(a)
Minimum Condition	1.1	(a)
Minimum Insurance	6.2	(c)
Notes	9.3	(r)
Offer	Recitals
Offer Documents	1.1	(a)
Offer Price	Recitals
Parent	Preamble
Payment Date	1.3	(a)
Pending Offer	Recitals
Per Share Merger Consideration	2.1	(c)
Permit	9.3	(s)
Person	9.3	(t)
Proxy Statement	5.2	(a)
Release	9.3	(u)
Representatives	6.10	(a)
Response Action	9.3	(v)
Restraints	7.1	(b)
Retained Employee	6.7	(a)
Rights Amendment	3.4	(c)
Schedule 14D–9	1.2	(a)
SEC	1.1	(a)
Section 203	3.4	(a)
Separation Time	3.4	(c)
Special Committee	9.3	(w)
Stockholder Approval	3.4	(a)
Subsidiary	9.3	(x)
Superior Offer	9.3	(y)
Surviving Corporation	1.5
Taxes	9.3	(z)
Tax Return	9.3	(aa)
Termination Fee	9.3	(bb)
Tender Offer Conditions	1.1	(a)
Third Party	9.3	(cc)
Top-Up Amount	1.4	(a)
Top-Up Exercise Event	1.4	(b)
Top-Up Option	1.4	(a)
Triggering Event	9.3	(dd)
Uncertificated Shares	2.2	(a)

9.4     Interpretation.

(a)    When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b)    Any disclosure in any Company Disclosure Schedule of any contract, document, liability, default, breach, violation, limitation, impediment or other matter, although the provision for such disclosure may require such disclosure only if such contract, document, liability, default, breach, violation, limitation, impediment or other matter be “material” or shall have a Company Material Adverse Effect, shall not be construed against the Company as an assertion by the Company that any such contract, document, liability, default, breach, violation, limitation, impediment or other matter is, in fact, material or shall have a Company Material Adverse Effect.

9.5    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

9.6    Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the disclosure schedules hereto, (a) constitute the entire agreement and supersede all prior agreements, arrangements, undertakings and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, the Offer and the Merger and (b) except for the provisions of Section 1.3 and Section 6.2 are not intended to confer upon any Person other than the parties any rights or remedies.

9.7    Governing Law. This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with, the Laws of the State of Delaware, without reference to conflict of laws principles.

9.8    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Parent and Merger Sub may assign this Agreement or all or any of their rights, interests or obligations hereunder (including, without limitation, the right to purchase Company Common Stock pursuant to the Offer) to any Affiliate of Parent without the prior written consent of the Company; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.9    Specific Enforcement; Consent to Jurisdiction; Service of Process. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any

Federal court located in the State of Delaware or in any state court in the State of Delaware, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of parties hereto (a) consents to the sole and exclusive jurisdiction of any Federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of or relates to this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the State of Delaware or a state court located in the State of Delaware. Each of Parent, Merger Sub and the Company further agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth in Section 9.2 hereof (or such other address given pursuant to Section 9.2) shall be effective service of process for any action, suit or proceeding brought against it in any Federal court located in the State of Delaware or of any state court located in the State of Delaware.

9.10    Waiver of Jury Trial. To the extent not prohibited by applicable Law that cannot be waived, the parties hereby waive, and covenant that they will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any action arising in whole or in part under or in connection with this Agreement, whether existing or hereafter arising, and whether sounding in contract, tort or otherwise. The parties agree that any of them may file a copy of this Section 9.10 with any court as written evidence of the knowing voluntary and bargained–for agreement among the parties irrevocably to waive its right to trial by jury in any proceeding whatsoever between them relating to this Agreement and its consent that any such proceeding will instead be tried in a court of competent jurisdiction by a judge sitting without a jury.

9.11    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

PILGRIM’S PRIDE CORPORATION:

By:
Name: Richard A. Cogdill Title: Chief Financial Officer, Secretary and Treasurer

PROTEIN ACQUISITION CORPORATION:

By:
Name: Richard A. Cogdill Title: Executive Vice President, Chief Financial Officer, Secretary and Treasurer

GOLD KIST INC.:

By:
Name: John Bekkers Title: Chief Executive Officer

Annex I

CONDITIONS OF THE OFFER

Capitalized terms used in this Annex I but not defined herein have the meanings assigned to such terms in the Agreement and Plan of Merger (this “Agreement”) of which this Annex I is a part.

Notwithstanding any other provisions of the Offer or this Agreement, and in addition to (and not in limitation of) Merger Sub’s rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of this Agreement), Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered shares of Company Common Stock, and may terminate or amend the Offer (except in order to decrease the Offer Price, reduce the number of shares for which the Offer is made or change the form of payment) as to any shares of Company Common Stock not then paid for, if the Minimum Condition or any of the conditions described in (a), (b), (c) or (d) below shall not have been satisfied immediately prior to the expiration date of the Offer (as it may be extended in accordance with the terms of this Agreement); or on or after the date of the Agreement and prior to the Expiration Date (as it may be extended in accordance with the terms of this Agreement), any of the conditions described in (e) through (o) shall have occurred or exist;

(a) designees of Parent constitute a majority of the members of the Company’s Board of Directors, or shall have been appointed by the Board of Directors effective upon the resignation of directors described in the following clause (b);

(b) the delivery and effectiveness by such number of members of the Company’s Board of Directors (who will be selected by Parent) equal to the number of directors to be designated by Parent in accordance with Section 1.3) of resignations from the Board of Director and all committees effective as of the Payment Date;

(c) the Offer and the Merger have been approved for purposes of Section 203 or that the restrictions of Section 203 are inapplicable to Parent and Merger Sub;

(d) Parent having available to it proceeds of financings that are sufficient to consummate the Offer and the Merger and to refinance all debt of the Company and Parent that is or could be required to be repurchased or becomes, or could be declared, due and payable as a result of the Offer or the Merger or the financing thereof and to pay all related fees and expenses;

(e) there shall have been threatened, instituted or be pending any litigation, suit, claim, action, proceeding or investigation before any Governmental Authority (i) challenging or seeking to make illegal, delay, or otherwise, directly or indirectly, restrain or prohibit or make more costly, the making of the Offer, the acceptance for payment of any Company Common Stock by Parent, or any other Affiliate of Parent, or seeking to obtain damages in connection with the Offer or the Merger (other than litigation brought by (A) Company’s stockholders that would not cause a Company Material Adverse Effect or (B) Parent’s stockholders); (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their Subsidiaries of all or any of the business or assets of the Company, Parent or any of their Subsidiaries or to compel the Company, Parent or any of their Subsidiaries to dispose of or to hold separate all or any portion of the business or assets of the Company, Parent or any of their Subsidiaries; (iii) seeking to impose or confirm any limitation on the ability of Parent, or any other Affiliate of Parent to exercise effectively full rights of ownership of any Company Common Stock, including, without limitation, the right to vote any Company Common Stock acquired by Parent pursuant to the Offer or otherwise on all matters properly presented to the Company’s stockholders; (iv) seeking to require divestiture by Parent, or any other Affiliate of Parent of any Company Common Stock; or (v) which otherwise would prevent or materially delay consummation of the Offer or the Merger;

(f) there shall have been any statute, rule, regulation, legislation or interpretation enacted, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any subsidiary or Affiliate of Parent or the Company or (ii) the Offer and the Merger, by any U.S. or non-U.S. legislative body or Governmental Authority with appropriate jurisdiction, other than the routine application of the waiting period provisions of the HSR Act to the Offer, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (e) above;

(g) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or the Nasdaq Stock Market (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (ii) any decline, measured from the date of the Offer, in either the Dow Jones Industrial Average or the Standard & Poor’s Index of 500 Industrial Companies by an amount in excess of 15% measured from the close of business on the date of the Offer, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) any limitation (whether or not mandatory) by any government or Governmental Authority on the extension of credit by banks or other lending institutions, (v) a commencement of a war or armed hostilities, terrorist attacks or other national or international calamity directly or indirectly involving the United States or (vi) in the case of any of the foregoing existing on the date of the Offer, a material acceleration or worsening thereof;

(h) (i) a tender or exchange offer for some or all of the Company Common Stock has been publicly proposed to be made or has been made by another person (including the Company or any of its Subsidiaries or Affiliates) or has been publicly disclosed, or Parent otherwise learns that any person or “group” (as defined in Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 15% of any class or series of capital stock of the Company (including the Company Common Stock), through the acquisition of stock, the formation of a group or otherwise, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 15% of any class or series of capital stock of the Company (including the Company Common Stock) and other than as disclosed in a Schedule 13D or 13G on file with the SEC on or prior to the date of the Offer, (ii) any such person or group which, on or prior to the date of the Offer, had filed such a Schedule with the SEC has acquired or proposes to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company, through the acquisition of stock, the formation of a group or otherwise, constituting 1% or more of any such class or series, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company constituting 1% or more of any such class or series, (iii) any person or group has entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender or exchange offer or a merger, consolidation or other business combination with or involving the Company or (iv) any person has filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire the Company or any assets or securities of the Company;

(i) the Company or any of its Subsidiaries has (i) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of, the Company Common Stock or its capitalization, (ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Company Common Stock or other securities except (A) for shares acquired by the Company from the holder of any stock-based award in satisfaction of the exercise price of a stock-based award or Taxes or withholding obligations in case of a stock-based award in each case outstanding as of the date hereof, (B) for shares acquired in the open market for the benefit of any employee stock plan in the ordinary course of business consistent with past practice or (C) as contemplated by this Agreement, (iii) issued or sold, or authorized or proposed the issuance or sale of, any additional Company Common Stock, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing (other than shares issued pursuant to settlement of stock-based awards (including but not limited to stock appreciation rights or performance shares), in each case outstanding as of the date hereof), or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares of its capital stock, (iv) permitted the issuance or sale of any shares of any class of capital stock or other securities of any subsidiary of the Company, (v) declared, paid or proposed to declare or pay any dividend or other distribution on any shares of capital stock of the Company, (vi) altered or proposed to alter any material term of any outstanding security, issued or sold, or authorized or proposed the issuance or sale of, any debt securities or otherwise incurred or authorized or proposed the incurrence of any debt other than in the ordinary course of business consistent with past practice (other than to amend the Rights Agreement to make the Rights inapplicable to the Offer and the Merger), (vii) authorized, recommended, proposed, announced its intent to enter into or entered into an agreement with respect to or effected any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets or relinquishment of any material contract or other right of the Company or any of its Subsidiaries or any comparable event not in the ordinary course of business consistent with past practice, (viii) authorized, recommended, proposed, announced its intent to enter into or entered into any agreement or arrangement with any person or group that, in Parent’s judgment, has or may have material adverse significance with respect to either the value of the Company or any of its Subsidiaries or Affiliates or the value of the Company Common Stock to Parent or any of its Subsidiaries or Affiliates, (ix) entered into or amended any employment, severance or similar agreement, arrangement or plan with any of its employees other than in the ordinary course of business consistent with past practice or entered into or amended any such agreements, arrangements or plans that provide for increased benefits to employees as a result of or in connection with the making of the Offer, the acceptance for payment of or payment for some of or all of the Company Common Stock by Parent or its consummation of any merger or other similar business combination involving the Company, (x) except as may be required by law or to the extent required under the terms of any agreements, trusts, plans, funds or other written arrangements existing as of the date hereof, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its Subsidiaries, or Parent shall have become aware of any such action which was not previously announced, or (xi) amended, or authorized or proposed any amendment to, its certificate of incorporation or bylaws (or other similar constituent documents) or Parent becomes aware that the Company or any of its Subsidiaries shall have amended, or authorized or proposed any amendment to, its certificate of incorporation or bylaws (or other similar constituent documents) which has not been publicly disclosed prior to the date of the Offer (in each case, other than to amend the Rights Agreement to make the Rights inapplicable to the Offer and the Merger);

(j) Parent and the Company reach any agreement or understanding pursuant to which it is agreed that the Offer and this Agreement will be terminated;

(k) the Company or any of its Subsidiaries shall have (i) granted to any person proposing a merger or other business combination with or involving the Company or any of its Subsidiaries or the purchase of securities or assets of the Company or any of its Subsidiaries any type of option, warrant or right which, in Parent’s judgment, constitutes a “lock-up” device (including, without limitation, a right to acquire or receive any Company Common Stock or other securities, assets or business of the Company or any of its Subsidiaries) or (ii) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase;

(l) a Triggering Event shall have occurred;

(m) a Company Material Adverse Effect shall have occurred;

(n) any of the representations and warranties of the Company set forth in the Agreement, disregarding all qualifications and exceptions contained therein relating to materiality, Company Material Adverse Effect or words of similar import, shall not be true and correct at and as of the time of determination as if made on and as of such date (except for representations and warranties that are made as of a specified date, which shall be true and correct only as of such specified date), with only such exceptions as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect; or

(o) the Company shall not have performed or complied with in all material respects any agreement or covenant of the Company to be performed or complied with by it under this Agreement and such failures to perform or comply shall not have been cured.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and may be asserted by Parent and Merger Sub regardless of the circumstances giving rise to any such condition and may be waived by Parent or Merger Sub (except for the Minimum Condition), in whole or in part, at any time and from time to time prior to the expiration of the Offer, in their respective sole discretion. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

Annex II

CERTIFICATE OF INCORPORATION

OF

[CORONADO INC.]

FIRST: The name of the corporation is [CORONADO INC.].

SECOND: The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington (19801), County of New Castle. The name of the corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH: The total number of shares of stock which the corporation is authorized to issue is 200,000,000 shares of common stock, having a par value of $.01 per share.

FIFTH: The business and affairs of the corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the by-laws of the corporation.

SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend and repeal the by-laws.

SEVENTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

EIGHTH: The corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner from time to time prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

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Annex III

Gold Kist Inc.

244 Perimeter Center Parkway, N.E.

Atlanta, Georgia 30346

            , 2006

STRICTLY CONFIDENTIAL

The Board of Directors of Gold Kist Inc. (collectively with its subsidiaries, “Gold Kist”) desires to analyze its strategic alternatives, which may include a negotiated strategic transaction with a third party or a determination to continue to pursue Gold Kist’s strategic goals as a stand-alone company. In connection therewith, each of Gold Kist and [            ] (collectively with its subsidiaries, “[            ]”) is prepared to make available to the other certain information concerning its respective businesses, financial position, operations, assets and liabilities. For purposes of this letter, with respect to information related to Gold Kist, Gold Kist shall be considered to be the “disclosing party” and [            ] the “receiving party” and with respect to information related to [            ], [            ] shall be considered to be the “disclosing party” and Gold Kist the “receiving party.” As a condition to such information being furnished to the receiving party and its directors, officers, employees, affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the “1934 Act”)), agents or advisors (including, without limitation, attorneys, accountants, consultants, financing sources and financial advisors) (collectively, “Representatives,” and which term shall also apply to each Representative’s own directors, officers, employees, affiliates, agents or advisors (including, without limitation, attorneys, accountants, consultants, financing sources and financial advisors), as the context dictates), the receiving party agrees to treat any information concerning the disclosing party (whether prepared by the disclosing party, its Representatives or otherwise and irrespective of the form of communication) which is furnished to the receiving party or to its Representatives now or in the future by or on behalf of the disclosing party (herein collectively referred to as the “Evaluation Material”) in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions hereinafter set forth.

The term “Evaluation Material” also shall be deemed to include all reproductions, summaries, extracts, notes, analyses, compilations, studies, interpretations or other documents prepared by the receiving party or its Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to the receiving party or its Representatives by the disclosing party or its Representatives pursuant hereto (“Derivative Material”). The term “Evaluation Material” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving party or its Representatives in violation hereof, (ii) was lawfully within the receiving party’s possession prior to its being furnished to the receiving party by or on behalf of the disclosing party, provided that the source of such information was not known by the receiving party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the disclosing party or any other person with respect to such information, (iii) becomes available to the receiving party from a source other than the disclosing party or its Representatives, provided that the source of such information is not known by the receiving party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the disclosing party or any other person with respect to such information or (iv) is developed by the receiving party without use of or reference to the Evaluation Material. In the event of a dispute, the party asserting that information is within one of the exceptions set forth in the foregoing clauses (i) through (iv) shall have the burden of proving that such information is within the scope of such exception. The term “person” as used in this letter agreement shall be broadly interpreted to include the media and any individual, corporation, partnership, group, governmental agency or other entity.

The receiving party hereby agrees that (i) all Evaluation Material furnished or disclosed to it by the disclosing party is and shall remain the property of the disclosing party (unless otherwise agreed in writing),

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(ii) the disclosing party is only loaning the Evaluation Material to the receiving party, (iii) the receiving party has not received and will not receive any rights or claims with respect to the Evaluation Material, and (iv) all Derivative Material shall become subject to the terms of this letter agreement with all associated rights under this agreement accruing to the disclosing party immediately upon its creation including, to the extent applicable, that the disclosing party is the owner of the copyrights in the written information provided to the receiving party hereunder and that the same is the disclosing party’s unpublished work.

The receiving party hereby agrees that, for a period of three years from the date of this letter agreement (or, in the case of Evaluation Materials that constitute trade secrets under applicable law, for so long as such Evaluation Materials constitute trade secrets), the Evaluation Material will be kept confidential and the receiving party and its Representatives will not use, duplicate or disclose, or permit the use, duplication or disclosure of, any of the Evaluation Material in any manner whatsoever (including for the purpose of assisting it in soliciting any customer or supplier of the disclosing party), other than for the sole purpose of evaluating or pursuing a possible negotiated transaction between the parties hereto (or one of their respective affiliates); provided, that (x) the receiving party may make any disclosure of such information to which the disclosing party gives its prior written consent and (y) any of such information may be disclosed to the receiving party’s Representatives who need to know such information for the sole purpose of evaluating or pursuing a possible transaction with the disclosing party. It is understood and agreed that each party’s Representatives shall be informed of the confidential nature of the Evaluation Material prior to delivery thereof to such Representative and that, by receiving such materials, such Representative will be deemed to have agreed to be bound by the confidentiality provisions of this letter agreement. In any event, the receiving party shall be responsible for any breach of this letter agreement by any of its Representatives, and, subject to applicable law, the receiving party agrees, at its sole expense, to take all reasonable measures (including, without limitation, court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.

Each party acknowledges that the disclosing party may designate in writing that certain Evaluation Material is being furnished for distribution to and review solely by certain Representatives of the receiving party, and each party hereby agrees that any Evaluation Material so designated will not be furnished or disclosed, without the prior written consent of the disclosing party, to any person other than those designated in writing by the disclosing party.

In addition, each party agrees that, without the prior written consent of the other party, and except as otherwise provided herein, neither it nor its Representatives will disclose to any other person the fact that the Evaluation Material has been made available, that discussions or negotiations are taking place concerning a possible transaction involving the parties, or any of the terms, conditions or other facts with respect to a possible transaction involving the parties (including the status of the discussions or negotiations taking place concerning such a possible transaction), provided that either party may make such disclosure if it has received the written advice from its outside counsel that such disclosure must be made by such party in order to comply with applicable law.

In the event that a receiving party or any of its Representatives is requested or required in connection with any legal proceedings, government investigations or any compulsory legal process, including but not limited to oral questions, interrogatories, requests to admit, requests to produce documents, subpoenas, civil investigative demands or other similar process, to disclose any of the Evaluation Material, the receiving party shall, prior to making such disclosure, provide the disclosing party with prompt written notice of any such request or requirement and provide the disclosing party with a copy of such requested or required information so that, if applicable, the disclosing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the disclosing party, the receiving party or any of its Representatives are nonetheless, in the written advice of its outside counsel, legally compelled to disclose Evaluation Material under the circumstances described in the preceding sentence, the receiving party or its Representative may, without liability hereunder, disclose only that portion of the Evaluation Material which such outside counsel advises the receiving party is

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legally required to be disclosed, provided that, if applicable, the receiving party exercises all reasonable efforts at the disclosing party’s expense to preserve the confidentiality of the Evaluation Material, including, but not limited to, cooperating with the disclosing party to obtain an appropriate protective order or other reliable assurance that, among other things, the Evaluation Material will be afforded confidential treatment in, and will not be used for any other purpose than, the legal proceeding, investigation or legal process in which it is produced.

If either party hereto determines not to proceed with a transaction with the other party, it will promptly inform the other party of that decision. At any time, upon the request of the disclosing party for any reason, the receiving party will promptly deliver to the disclosing party or certify destruction of all Evaluation Material (and all copies thereof) furnished to the receiving party or its Representatives by or on behalf of the disclosing party pursuant hereto, and all other Evaluation Material (including all Derivative Material) prepared by the receiving party or its Representatives shall be destroyed, and no copies (electronic or otherwise) thereof shall be retained. Notwithstanding the return or destruction of the Evaluation Material, the receiving party and its Representatives will continue to be bound by their obligations of confidentiality and other obligations hereunder.

Except as may be specifically provided hereafter in a definitive, written agreement providing for a transaction, neither disclosing party nor any of its Representatives shall be deemed to make any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, and neither disclosing party nor any of its Representatives shall have any liability to the receiving party or to any of its Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom.

Each party hereto understands and agrees that no contract or agreement providing for any transaction involving the parties hereto shall be deemed to exist unless and until a final definitive agreement has been executed and delivered. Each party hereto also acknowledges and agrees that (i) unless and until a final definitive agreement regarding a transaction between the parties has been executed and delivered, neither party hereto will be under any legal obligation of any kind whatsoever or subject to any claims or liabilities whatsoever with respect to such a transaction by virtue of this letter agreement or any written or oral expressions with respect to any proposed transaction, except for the matters specifically agreed to herein, and (ii) each party reserves the right, in its sole discretion, to reject any and all proposals made by the other party or any of its Representatives with regard to a transaction between the parties hereto, to cease providing Evaluation Material to the receiving party and its Representatives and to terminate discussions and negotiations with the other party at any time. Neither this paragraph nor any other provision in this agreement can be waived or amended except by written consent of the other party hereto, which consent shall specifically refer to this paragraph (or such provision) and explicitly make such waiver or amendment.

Each party hereby represents that neither it nor any of its affiliates beneficially owns (as such term is defined in Rule 13d-3 promulgated under the 1934 Act) more than 0.5% of any outstanding class of the securities of the other party. Each party hereby acknowledges that the Evaluation Material is being furnished to it in consideration of its agreement that, from the date of this agreement until May 15, 2007, unless such party shall have been specifically invited in writing by the other party, neither such party nor any of its Representatives will in any manner, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) or enter into an agreement to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) or assets of the other party or any of its subsidiaries, (ii) any tender or exchange offer, merger or other business combination involving the other party or any of its subsidiaries, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the other party or any of its subsidiaries, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the other party, (b) form, join or in any way participate in a “group” (as defined under the 1934 Act) with respect to the securities of the other party, (c) otherwise act, alone or in concert with others, to seek to control or influence the management,

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Board of Directors or policies of the other party, (d) take any action which might force the other party to make a public announcement regarding any of the types of matters set forth in (a) above, or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing. Each party also agrees during such period not to request the other party hereto (or its directors, officers, employees, advisors or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence), provided that nothing in this letter agreement shall prohibit or otherwise restrict either party’s ability to make any confidential proposal or offer to the Board of Directors or the Chief Executive Officer of the other party with respect to a transaction involving the parties (a “Permitted Proposal”) or to negotiate with the Board of Directors or the Chief Executive Officer any Permitted Proposal, so long as the Permitted Proposal and negotiations related to a Permitted Proposal are not made public by such proposing party or its Representatives in violation of this letter agreement. Notwithstanding the foregoing, each party agrees that the restrictions in this paragraph shall not prevent the financial advisors of either party from engaging in ordinary course brokerage or other transactions involving the securities of the other party to the extent such transactions are executed by or on behalf of customers other than such party and its affiliates. Each party agrees that, to the extent it or any of its Representatives has previously taken any of the actions listed in (a) through (e) above, it will, and will cause its Representatives to, immediately cease such activities and withdraw from such activity.

Notwithstanding the preceding paragraph, the foregoing restrictions shall not be applicable to a party or its Representatives, and such party and its Representatives shall be permitted to take any and all actions contemplated by clauses (a) through (e) of the preceding paragraph if (1) the other party shall specifically consent thereto, or (2) any person or persons unaffiliated with such party and its Representatives shall, directly or indirectly, take or cause to be taken any of the actions contemplated by clause (a)(ii) thereof.

Each of the parties hereto acknowledges that it is aware (and that its Representatives who are apprised of this matter have been advised) that the United States securities laws prohibit the receiving party, its Representatives, and any person who has received material non-public information about the disclosing party from purchasing or selling securities of the disclosing party or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance on such information.

In consideration of the Evaluation Material being furnished pursuant to this agreement, each party hereby agrees that, for a period of twelve months from the date hereof, neither it nor any of its affiliates will solicit to employ any of the current officers or employees of the other party with whom it has had contact, so long as they are employed by the other party, without obtaining the prior written consent of the other party provided, however, that each party may engage in general solicitations for employees in the ordinary course of business and nothing contained herein will prohibit such party from hiring any such employee or any employee who contacts such party on his or her own initiative.

It is understood and agreed that no failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

Each party agrees that the restrictions contained herein are fair and reasonable and necessary to protect the legitimate interests of the other party hereto. Each party agrees that the other party would suffer irreparable injury if it or its Representatives were to violate any provision of this letter and that in the event of a breach or threatened breach of this letter by it or its Representatives, the other party, without prejudice to any rights to judicial relief it may otherwise have, may be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of this letter agreement and that it shall not oppose the granting of such relief. Each party also agrees that it will not seek, and agrees to waive (and will use its reasonable efforts to cause its Representatives to waive and not to seek), any requirement for the securing or posting of a bond in connection with the disclosing party’s seeking or obtaining such relief.

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If any one or more provisions of this letter agreement are declared void or otherwise unenforceable, such provisions shall be declared separate from this letter agreement and this letter agreement shall otherwise remain in full force and effect.

This letter agreement is for the benefit of the parties hereto and their respective Representatives, and shall be construed (both as to validity and performance) and enforced in accordance with, and governed by, the laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction. Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the federal and state courts located in the State of New York for any actions, suits or proceedings arising out of or relating to this agreement (and each party agrees not to commence any action, suit or proceeding relating thereto except in such courts, and further agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth above shall be effective service of process for any action, suit or proceeding brought against it in any such court). Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this agreement in the federal and state courts located in the State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between the receiving party and the disclosing party.

Very truly yours,

GOLD KIST INC.

By:

Name:

Title:

ACCEPTED AND AGREED AS OF

the date first written above:

[            ]

By:

Name:

Title:

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